                                                                  EXHIBIT 10.3.2

   [THIS AGREEMENT IS SUBJECT TO A CONFIDENTIALITY PROVISION - SECTION 12.21]

                          [EMBASSY SUITES HOTELS LOGO]

                              MANAGEMENT AGREEMENT

LOCATION: EMBASSY SUITES __________
DATED:    __________, 200_
          BY AND BETWEEN
OWNER:    __________
MANAGER:  PROMUS HOTELS INC.

                                  Embassy Suites __________ Management Agreement

                              MANAGEMENT AGREEMENT

      THIS AGREEMENT is made as of ____________________, 2004 by and between __________, a __________ ("Owner"), having a principal office at 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062, and PROMUS HOTELS INC., a Delaware corporation ("Manager"), having a principal office at 9336 Civic Center Drive, Beverly Hills, California 90210.

                              PRELIMINARY STATEMENT

      WHEREAS, Owner and Manager are parties to that certain Management Agreement dated as of __________, as amended by the First Amendment to Management Agreement dated as of __________ (collectively, "Prior Agreement"), which provides, among other things, for the operation and management of that certain Embassy Suites hotel located at __________ in __________ ("Hotel") upon the terms and conditions set forth therein.

      WHEREAS, the Prior Agreement expires as of __________;

      WHEREAS, Owner desires to continue utilizing the services and experience of Manager in connection with the operation of the Hotel, and Manager desires to render such services, all upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Owner and Manager agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      1.01 Definitions. In addition to terms previously defined in the Preamble and Preliminary Statement, the following terms shall have the meanings specified:

            1.01.1 Affiliate(s) - with respect to any entity, any natural person or firm, corporation, partnership, association, trust or other entity which, directly or indirectly, controls, is controlled by, or is under common control with, the subject entity. For purposes hereof the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

            1.01.2 Brand - Embassy Suites.

            1.01.3 CPI - as defined in Subsection 4.02.3.

            1.01.4 Capital Renewals - a collective term for (a) normal capital replacements of, or additions to, FF&E, and (b) special projects designed to maintain the Hotel in a first-class condition in accordance with the standards contemplated by this Agreement, including renovation of the guest room areas, public space, food and beverage facilities, or back of the

                                  Embassy Suites __________ Management Agreement
      house areas, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements; most of the expenditures for such special projects will be capitalized, but a portion thereof may be currently expended, such as the purchase of smaller items of FF&E, or expenditures which are ancillary to the overall project but which are properly chargeable to "Property Operations and Maintenance" under the Uniform System of Accounts.

            1.01.5 Capital Renewals Budget(s) - as defined in Paragraph
      4.02.1(b).

            1.01.6 Capital Renewals Reserve and Capital Renewals Account - each term as defined in Subsection 4.02.5.

            1.01.7 Commencement Date - __________, 2004.

            1.01.8 Compensation - the direct salaries and wages paid to, or accrued for the benefit of, any executive or other employee together with all fringe benefits payable to, or accrued for the benefit of, such executive or other employee, including employer's contributions required pursuant to any Legal Requirement, or other employment taxes, pension fund contributions, group life and accident and health insurance premiums, and profit sharing, retirement, disability and other similar benefits.

            1.01.9 Controlling Person - as defined in Section 12.05.

            1.01.10 Corporate Personnel - personnel from the corporate offices of Manager and/or its Affiliates who perform activities in connection with the services provided by Manager under this Agreement.

            1.01.11 Executive Staff - the Managing Director (if any), General Manager, Resident Manager (if any), Executive Assistant Manager (if any), and all non-clerical or administrative positions reporting directly to any such persons.

            1.01.12 FF&E - all furniture, furnishings, equipment, fixtures, apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, other than Operating Equipment, Operating Supplies and fixtures attached to and forming part of the Improvements.

            1.01.13 Full Operating Year - those Operating Years which are co-extensive with full calendar years and excluding any partial Operating Years at the beginning or the end of the Term.

            1.01.14 Gross Revenues - as defined in the Management Fee Rider.

            1.01.15 Ground Lease - the ground lease, if any, described in
      Exhibit I.

            1.01.16 Hotel - the hotel referred to in the Preliminary Statement, including the Land and Improvements, and Owner's interest therein, and any greater estate or interest hereafter

                                  Embassy Suites __________ Management Agreement
      acquired, together with all entrances, exits, rights of ingress and egress, easements and appurtenances belonging or pertaining thereto.

            1.01.17 Hotel Accounts - as defined in Section 7.01.

            1.01.18 Hotel Personnel - all individuals performing services in the name of the Hotel at the Hotel who are employed by Manager or an Affiliate of Manager.

            1.01.19 Impositions - all taxes, assessments, water, sewer or other similar rents, rates and charges, levies, license fees, permit fees, inspection fees and other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on the Hotel or the operation thereof.

            1.01.20 Improvements - the buildings, structures (surface and subsurface) and other improvements now or hereafter located on the Land.

            1.01.21 Intellectual Property - as defined in Section 11.01

            1.01.22 Land - the parcel or parcels of land described in Exhibit I.

            1.01.23 Legal Requirements - all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may be applicable to the Hotel and the operation thereof, including those relating to zoning, building, life/safety, environmental and health, employee benefits, and providing continued health care coverage under the Employees Retirement Income Security Act of 1974, as amended.

            1.01.24 License Agreement - the franchise license agreement dated __________, 2004 by and between __________, as licensee, and __________, as licensor.

            1.01.25 Major Capital Improvements - as defined in Subsection
      12.08.1.

            1.01.26 Managed Hotels - a collective term for the Hotel and all Other Managed Hotels.

            1.01.27 Management Fee - as defined in the Management Fee Rider.

            1.01.28 Manager - the person or entity named in the preamble hereto, or the successor of Manager's interest with respect to this Agreement.

            1.01.29 Manager Software - as defined in Section 11.01

            1.01.30 Manager's Grossly Negligent or Willful Acts - any gross negligence, willful misconduct or fraud committed by Manager, its Affiliates, the Corporate Personnel or any of the Executive Staff of the Hotel in the performance of Manager's duties under this Agreement. The acts or omissions (including grossly negligent, willful or fraudulent acts or omissions) of Hotel Personnel other than the Executive Staff of the Hotel shall not be imputed to Manager or its

                                  Embassy Suites __________ Management Agreement

      Affiliates, or to the Corporate Personnel, nor be deemed to constitute Manager's Grossly Negligent or Willful Acts, unless such acts or omissions resulted directly from the gross negligence or willful misconduct of the Corporate Personnel or the Executive Staff of the Hotel in supervising such Hotel Personnel.

            1.01.31 Mortgage and Mortgagee - each term as defined in Subsection 9.03.3.

            1.01.32 Operating Budgets - as defined in Paragraph 4.02.1(a).

            1.01.33 Operating Equipment - non-consumable items (other than FF&E) used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, including all china, glassware, linens, silverware and uniforms.

            1.01.34 Operating Manual - the Operating Manual issued by Manager and revised from time to time which sets out Manager's services and the policies, practices and standards of Managed Hotels for hotel operations, identification, advertising and accounting.

            1.01.35 Operating Period - the period beginning with the Commencement Date and ending upon the expiration or termination of this Agreement.

            1.01.36 Operating Supplies - consumable items used in, or held in storage for use in (or if the context so dictates, required in connection with), the operation of the Hotel, including food and beverages, fuel, soap, cleaning materials, matches, stationery, folios, invoices, contract forms, brochures and other forms of advertising or promotional materials and other similar items.

            1.01.37 Operating Years - the Operating Years shall coincide with, and be identical to, the calendar years, except that the first Operating Year shall be a partial year beginning on the Commencement Date and ending on the following December 31, and if this Agreement shall be terminated effective on a date other than December 31 in any year, then the partial year from January 1 of the year in which such termination occurs to such effective date of termination shall be treated as an Operating Year.

            1.01.38 Other Managed Hotels - all full-service hotels and inns within the United States other than the Hotel which are owned, leased and/or operated by Manager or any of its Affiliates under the Brand name.

            1.01.39 Owner - the person or entity named in the preamble hereto, or the successor of Owner's interest with respect to this Agreement.

            1.01.40 Owner's Invested Capital - as defined in the Management Fee Rider.

            1.01.41 Permitted Exceptions - (i) the Ground Lease, if any, and the terms thereof; (ii) the Permitted Mortgage(s) and the terms thereof; (iii) liens for Impositions not delinquent; (iv) undetermined or inchoate liens or charges for labor or materials supplied to the Hotel in connection with the construction or current operation thereof, which have not at the time been filed or recorded pursuant to law; and (v) easements, restrictions on use, zoning laws and

                                  Embassy Suites __________ Management Agreement
      ordinances, rights of way and other encumbrances and minor irregularities in title, which do not individually or in the aggregate impair the use of the Hotel for hotel purposes.

            1.01.42 Permitted Mortgage - as defined in Subsection 9.03.3.

            1.01.43 Project - a collective term for the real and personal property comprising the Hotel.

            1.01.44 Technical Services - those advisory and consulting services which Manager and its Affiliates render to Managed Hotels in connection with the design, planning, construction, organization and operation thereof, through which Manager's experience in the field is made available to such hotels and inns.

            1.01.45 Term - as defined in Section 2.01.

            1.01.46 Uniform System of Accounts - for purposes of this Agreement other than the Management Fee Rider, the Uniform System of Accounts for the Lodging Industry (Ninth Revised Edition, 1996) including any subsequent revisions of the Uniform System of Accounts; for purposes of the Management Fee Rider, the Uniform System of Accounts for the Lodging Industry (Ninth Revised Edition, 1996) not including any subsequent revisions of the Uniform System of Accounts.

      1.02 References and Construction. Except as otherwise specifically indicated, all references to Article, Section, Subsection and Paragraph numbers refer to Articles, Sections, Subsections and Paragraphs of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. Unless expressly stated to the contrary, reference to any Section includes the following Subsections thereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as appropriate. The words "herein", "hereof", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or Paragraph hereof. The terms "include" and "including" shall each be construed as if followed by the phrase "without being limited to". This Agreement will be interpreted without interpreting any provision in favor of or against either party by reason of the drafting of the provision.

      1.03 Preamble and Recitals. The preamble and foregoing recitals are true and correct and are incorporated herein by reference.

                                   ARTICLE II
                                      TERM

      2.01 The Term. The "Term" of this Agreement shall commence on __________, 2004 and shall expire at midnight of __________, 2009.

                                  Embassy Suites __________ Management Agreement

                                  ARTICLE III
                             [INTENTIONALLY OMITTED]

                                   ARTICLE IV
                                OPERATING PERIOD

      4.01 Authority and Duty of Manager. Manager shall have the sole and exclusive right and obligation to manage and operate the Hotel pursuant to the terms of this Agreement and Manager agrees that it shall manage and operate the Hotel as a first-class hotel comparable to Other Managed Hotels in accordance with the standards for full-service Managed Hotels set forth in the Operating Manual, taking into account the size, location and character of the Hotel. In connection therewith, Manager shall have the authority and responsibility, subject to the provisions of this Agreement, to (i) determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Hotel and any other matters affecting operations and management; (ii) subject to reasonable conformity with the approved Operating Budget and Capital Renewals Budget, supervise and direct all phases of advertising, sales and business promotion for the Hotel; and (iii) subject to reasonable conformity with the approved Operating Budget and Capital Renewals Budget, carry out all programs contemplated by the Operating Budgets and Capital Renewals Budgets, which have been approved by Owner pursuant to Section 4.02. Owner agrees that it will cooperate reasonably with Manager to permit and assist Manager to carry out its duties hereunder.

Owner and Manager further agree that this Agreement provides for management in respect of the Hotel, that Owner and Manager do not intend, nor does this Agreement grant or create, a franchise within the meaning of the Federal Trade Commission Act, any rule or regulation promulgated thereunder, or any other applicable law, rule, regulation or judicial decision.

Manager acknowledges that this Agreement is subject and subordinate to the Hotel Lease (it being understood that such subordination does not affect Manager's right to receive the Base Management Fee when due including during a default by Owner which has continued beyond the applicable cure period under the Hotel Lease) and that Manager, on behalf of Owner and at Owner's sole expense, shall use its reasonable efforts to fulfill Owner's duties and obligations under the Hotel Lease. Owner shall not pursue any amendments or modifications of the Hotel Lease if such amendment or modification would affect Manager's rights, obligations or liabilities under this Agreement, without the prior written approval of Manager, such approval of Manager not to be unreasonably withheld; provided, however, that a copy of any amendment, modification or other related documents shall be delivered to Manager upon execution thereof.

      4.02 Operating Budgets and Capital Renewals Budgets.

            4.02.1 Preparation. Manager will submit to Owner, not less than forty-five (45) days in advance of each Operating Year, the following budgets for such Operating Year:

            (a) an operating budget composed of an estimate of profit and loss by month, an estimated cash flow projection by month, and departmental forecast of operations (collectively the "Operating Budgets"); and

                                  Embassy Suites __________ Management Agreement

            (b) a budget covering estimated Capital Renewals, which indicates in reasonable detail the replacements of, or additions to, FF&E, and the nature of the special projects covered thereby (the "Capital Renewals Budget(s)").

      Budgets for Major Capital Improvements initiated under Section 12.08 shall be treated separately and shall not be included in the Capital Renewals Budget.

            4.02.2 Review. In connection with the submission of the Operating Budgets and the Capital Renewals Budgets, representatives of Manager will meet with Owner to have an in-depth discussion thereof, including a comparison with the previous year's performance of the Hotel, a discussion of marketing strategy, identity of markets and the proposed expenditures contained in the Capital Renewals Budget.

            4.02.3 Approval of Budgets. The Operating Budget and the Capital Renewals Budget shall be subject to the approval of Owner, it being contemplated that each such Operating Budget and Capital Renewals Budget shall be agreed upon by Owner and Manager within thirty (30) days after the submission of the same by Manager to Owner. If Owner shall fail to approve any Operating Budget or Capital Renewals Budget within thirty (30) days after its submittal by Manager, or to submit its written objections thereof to Manager within such period, then Owner shall be deemed to have approved the same. In case of a dispute with regard to any Operating Budget, then pending the settlement thereof, or until such dispute is resolved in accordance with Section 12.04, Manager shall be entitled to continue to operate the Hotel in accordance with the standards set forth herein and shall be entitled to make expenditures which are contemplated by and consistent with the Operating Budget proposed by Manager for such Operating Year; provided that, subject to the standards of performance described in Subsection 4.02.4 below, the maximum approved amount of such expenditures shall be equal to (a) the aggregate of all items set forth in the Operating Budget which are not disputed by Owner, plus (b) with respect to all items in the Operating Budget which are disputed or objected to by Owner, the amount allocated to such item(s) in the Operating Budget for the immediately preceding Operating Year increased by the greater of (i) five percent (5%), or (ii) the difference between the Consumer Price Index (All Cities - All Items) (1982-84 = 100) (the "CPI"), on January 1 of the Operating Year immediately preceding the Operating Year in question and the CPI on January 1 of the Operating Year in question. In case of a dispute with regard to any Capital Renewals Budget, then, pending the settlement thereof, or until such dispute is resolved in accordance with Section 12.04, Manager shall be entitled to make expenditures for Capital Renewals during the then current Operating Year
      (a) as contemplated by the Capital Renewals Budget proposed by Manager for all items which are not disputed by Owner plus (b) up to such additional amount, if any, by which the aggregate amount of such items not disputed by Owner is less than half the percentage of the Gross Revenues of the Hotel applicable to the Operating Year then in effect which are to be deposited in the Capital Renewals Reserve. Manager shall act reasonably and exercise prudent business judgment in preparing and submitting to Owner the Operating Budget and the Capital Renewals Budget. Owner shall act reasonably and exercise prudent business judgment in approving or disapproving all or any portion of the Operating Budget and the Capital Renewals Budget and act in a manner that shall permit maintenance and operation of the Hotel in compliance with the Operating Manual.

                                  Embassy Suites __________ Management Agreement

            4.02.4 Performance Under Operating Budget. Manager shall use commercially reasonable efforts to achieve the results set forth in the Operating Budget with respect to any Operating Year; provided, however, that Owner acknowledges that the Operating Budget is a composition of estimates and, therefore, Manager cannot and does not guarantee or warrant that the actual operation of the Hotel for any Operating Year will be as set forth in the Operating Budget for such Operating Year. During each Operating Year, Manager shall use its commercially reasonable efforts to operate the Hotel within the approved Operating Budget and the Capital Renewals Budget (subject, in the case of any disputed items, to Subsection 4.02.3). Notwithstanding the foregoing, Owner understands and agrees as follows:

            (a) Certain expenses provided for in the Operating Budget and the Capital Renewals Budget for any Operating Year will vary based on the occupancy of the Hotel; and, accordingly, to the extent that occupancy of the Hotel for any Operating Year exceeds the occupancy projected in the approved Operating Budget and the Capital Renewals Budget for such Operating Year, such approved Operating Budget and the Capital Renewals Budget shall be deemed to include corresponding increases in such variable expenses.

            (b) The amount of certain expenses including Impositions, utilities, insurance premiums, and charges provided for in contracts and leases entered into pursuant to this Agreement, are not within the ability of Manager to control. Manager shall have the right to pay all such expenses without reference to the amounts provided for in respect thereof in the approved Operating Budget and the Capital Renewals Budget for any Operating Year.

            (c) If any expenditures are required on an emergency basis to avoid damage to the Hotel or injury to persons or property, Manager may make such expenditures, as may reasonably be required to avoid or mitigate such damage or injury, even if the amounts of such expenditures are not provided for or within the amounts provided for in the approved Operating Budget and the Capital Renewals Budget for the Operating Year in question; provided Manager shall not expend more than $100,000 (which figure shall be adjusted annually to reflect increases in CPI) on any one occasion pursuant to this paragraph 4.02.4(c) without Owner's prior approval unless Manager determines that the emergency condition constitutes an immediate threat to the life or safety of Hotel guests or employees. Manager shall notify Owner as promptly as reasonably possible of the making of any such expenditures.

            (d) If any expenditures are required to comply with any Legal Requirements or to cure or prevent any violation thereof, Manager may make such expenditures as may be necessary to comply with such Legal Requirements or to remove or prevent the violation thereof even if the amounts of such expenditures are not provided for or within the amounts provided for in the approved Operating Budget and the Capital Renewals Budget for the Operating Year in question.

                                  Embassy Suites __________ Management Agreement

      Manager shall have the right from time to time during each Operating Year to propose modifications to the approved Operating Budget and the Capital Renewals Budget then in effect based on actual operations during the elapsed portion of the Operating Year in question and on Manager's judgment as to what will transpire during the remainder of such Operating Year. Any such modifications shall be subject to Owner's approval. Any dispute relating to a proposed modification of an approved Operating Budget and the Capital Renewals Budget may be submitted by either party for resolution in accordance with Section 12.04.

            4.02.5 Capital Renewals Reserve. From the revenues from the operation of the Hotel, or with funds provided by Owner under Section 7.03 or otherwise, Manager will establish and maintain a reserve (the "Capital Renewals Reserve") for Capital Renewals. The amount of the required additions to the Capital Renewals Reserve shall be calculated monthly concurrently with the delivery to Owner of the reports required under Paragraph 7.05(a) and shall be an amount equal to four percent (4%) of Gross Revenues of the Hotel (determined as provided in Section B of the Management Fee Rider).

      The Capital Renewals Reserve shall be used solely for the purpose of paying for Capital Renewals. Any amounts remaining in the Capital Renewals Reserve at the end of each Operating Year will be carried forward until fully expended, but shall not be credited against required contributions to the Capital Renewals Reserve for any subsequent Operating Year. It is understood that the amounts to be reserved for Capital Renewals under this Subsection 4.02.5 are minimum and do not represent the amounts which may be required in later years to maintain the Hotel in the condition contemplated by this Agreement and, accordingly, Owner and Manager recognize that the Capital Renewals Budgets in future years may call for expenditures in excess of the amounts being reserved therefor under this Subsection 4.02.5.

      Except as may otherwise be agreed between Owner and Manager (a) the additions to the Capital Renewals Reserve will be deposited in an interest-bearing account (the "Capital Renewals Account") at a banking institution to be selected in accordance with Section 7.01, (b) interest earned on the Capital Renewals Account shall be added to the Capital Renewals Reserve but shall not be credited against amounts required to be added thereto, and (c) any funds remaining in the Capital Renewals Account at the expiration or termination of this Agreement will be disbursed to Owner.

            4.02.6 Compliance with Capital Renewals Budget. Manager shall at all times comply with the applicable Capital Renewals Budget, and shall not deviate in any substantial respect therefrom; provided that the Capital Renewals Budget includes appropriate amounts for contingencies. Notwithstanding the foregoing, Manager shall be entitled to make additional expenditures not authorized under the then applicable Capital Renewals Budget in case of emergencies arising out of fire or any other like or unlike casualty, or in order to comply with any applicable Legal Requirements. If Manager at any time determines that expenditures are required to be made pursuant to Paragraphs 4.02.4(c) or 4.02.4(d), Manager may make such expenditures out of the Capital Renewals Reserve; provided further that Manager may reallocate up to five percent (5%) of the Capital Renewals Reserve during each Operating Year to pay any expenses for Capital Renewals that Manager may reasonably determine to be appropriate to maintain the Hotel in a manner consistent with the Operating Manual, regardless of whether such

                                  Embassy Suites __________ Management Agreement

      Capital Renewals were specifically included in the Capital Renewals Budget for such Operating Year. Subject to Subsection 4.02.4, in connection with any expenditure from the Capital Renewals Reserve that was not specifically contemplated in the Capital Renewals Budget, Manager shall attempt to notify Owner at least thirty (30) days prior to the time that the expenditures in question are made. Subject to the availability of sufficient amounts in the Capital Renewals Reserve or otherwise provided by Owner, Manager shall arrange for the completion of all Capital Renewals approved by Owner in the Capital Renewals Budget for any Operating Year or otherwise. The lack of sufficient monies in the Capital Renewals Reserve shall not limit Owner's obligations to make Capital Renewals required to maintain the Hotel in a manner consistent with the Operating Manual or to provide funds sufficient (in addition to the amounts in the Capital Renewals Reserve) to enable Manager to complete and pay for all Capital Renewals provided for in an approved Capital Renewals Budget or otherwise approved by Owner or authorized under the terms of this Agreement.

      4.03 Management Group Services.. The License Agreement contemplates that, in consideration of the Monthly Program Fee (as defined therein) and other fees set forth in the License Agreement, Manager and its Affiliates will provide pursuant thereto such programs as advertising and other marketing programs, a centralized reservation service and other programs which benefit the Embassy Suites hotel system. Manager and its Affiliates will also furnish or cause to be furnished to the Hotel the benefits of "Management Group Services", which phrase shall mean such services which Manager or its Affiliates may hereafter furnish to Other Managed Hotels but not to Embassy Suites hotels that are not Managed Hotels. Management Group Services currently include:

            (a)   Purchasing;

            (b) Operations support, including performance management and improvement and functional discipline support;

            (c) Operations finance, including supervision and support for hotel accounting operations (such as accounts payable processing and payroll processing), reporting and analysis;

            (d)   Information technology;

            (e) Human resources, including recruitment, benefits administration and training and development;

            (f)   Legal; and

            (g)   Risk management.

Management Group Services are not rendered in consideration of the Monthly Program Fee and may require additional payment by Owner. However, except for any third party expenses, operations support services, operations finance services, human resources services (other than training and development charges) and legal services are provided in consideration of the Management Fee.

                                  Embassy Suites __________ Management Agreement

      4.04 Technical Services. During the Operating Period, Manager, through its Technical Services program, will provide, as needed, supervisory and control services to the Hotel's front office, food, personnel and other operating departments.

      4.05 Personnel.

            4.05.1 General. Manager shall hire, train, discharge, promote and supervise the Executive Staff of the Hotel, and shall supervise through the Executive Staff the hiring, training, discharging, promotion and work of all other Hotel Personnel. All members of the Executive Staff of the Hotel shall be properly qualified for their positions, and the direct compensation payable to such persons shall be comparable to the direct compensation paid to the members of the Executive Staff of other comparable first-class hotels, taking into account the location and size of the Hotel. Notwithstanding anything contained in the foregoing to the contrary, Owner shall have the right to approve the selection of any such individual as the general manager of the Hotel; provided that Owner shall be deemed to have approved the appointment of any such individual unless Owner delivers notice of its disapproval of such appointment within seven
      (7) days after Manager's delivery to Owner of (a) a written summary of such individual's professional experience and qualifications and (b) notice of Manager's desire to arrange an interview between Owner and such individual at the Hotel or at another mutually acceptable location (it being agreed that Owner will forego its right to interview any such individual if Owner is unwilling or unable to have an authorized representative participate in the interview within seven (7) days following Manager's notice to Owner of Manager's desire to arrange such an interview). Moreover, Owner acknowledges that it may not reject more than three (3) candidates proposed by Manager for the position of general manager each time the position is being filled.

            4.05.2 Manager as Employer. All employees of the Hotel shall be employees of Manager, and all Compensation of such employees shall be paid by Manager, and subject to the approved Forecast (with such variances and modifications as contemplated by Section 4.02.4) the amount of such payments shall immediately be reimbursed to Manager by Owner in accordance with Section 4.07 hereof. Accordingly, Manager shall establish appropriate payroll accounts covering all such employees of the Hotel. Arrangements shall be made such that Manager can draw on the Hotel Accounts to transfer funds to such payroll accounts immediately upon its payment of such Compensation.

            4.05.3 Labor Relations. Manager shall negotiate for the best interest of Owner with any labor unions representing Hotel Personnel, but any collective bargaining agreement or labor contract resulting therefrom will be executed by Manager as the employer. In addition, it is understood that, with respect to labor negotiations not involving multi-employer bargaining arrangements applicable to the Hotel and other hotel properties not owned or managed by Manager, Manager shall consult with Owner in advance of, and, to the extent practicable, during the course of, negotiations with any labor union.

            4.05.4 Manager Personnel. If Manager shall reasonably deem it advisable in the best interests of the Hotel, or with Owner's reasonable consent, Manager may temporarily assign the general manager, the director of finance and other members of the Executive Staff of the Hotel

                                  Embassy Suites __________ Management Agreement
      from the Corporate Personnel or from the staff of Other Managed Hotels. All such employees will be paid their regular Compensation, such Compensation to be paid by the Hotel, or if Manager deems it advisable, by Manager, in which case Manager will be reimbursed by Owner therefor as provided in Section 4.07.

            4.05.5 Business Expenses. The Executive Staff and other appropriate Hotel Personnel shall be reimbursed for all reasonable business expenses, including business entertainment and travel expenses, in accordance with the standard practices in effect at Other Managed Hotels.

            4.05.6 Benefit Plans, etc. Manager shall have the right to provide to Hotel Personnel who are eligible therefor and who are not covered by collective bargaining or similar arrangements, with benefits of the incentive plans, and the pension, profit sharing or other employee retirement, disability, health or welfare or other benefit plan or plans now or hereafter applicable to employees of Other Managed Hotels, and to charge the Hotel with the Hotel's pro rata share of the costs and expenses of such plan or plans allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels; provided, however, that without the prior consent of Owner (not to be unreasonably withheld, delayed or conditioned), Manager shall not:

            (a) Increase, from the amounts in effect as of the date of this Agreement, the overall annual cash incentive bonus plan payout targets (expressed as a percentage of annual base salary) applicable to the General Manager, other members of the Executive Staff and members of the sales department of the Hotel, except to the extent, if any, that Manager, at its sole discretion, elects to fund the amount of such increase;

            (b) Reduce, from the amounts in effect as of the date of this Agreement, the amount of the annual cash incentive bonus plan payout target (expressed as a percentage of the annual incentive = bonus) payment of which is dependent upon one or more financial measures including, but not limited to, total revenues, food and beverage revenues, catering revenues, revenues per available guest room, Yield Index, Income After Undistributed Operating Expenses (also referred to as "Gross Operating Profit" or "GOP"), GOP margin (i.e., GOP as a percentage of total revenues) and GOP flow through (i.e., marginal GOP as a percentage of marginal total revenues); or

            (c) To the extent that payment of all or part of the annual cash incentive bonus plan payout target not otherwise dependent upon the financial measures referenced in clause (b) above is conditioned on achieving threshold levels of one or more financial measures referenced in clause (b) above, reduce, from the levels in effect as of the date of this Agreement, the threshold levels which must be so achieved.

      Owner agrees and acknowledges that Manager may (but shall not be required to) provide benefits and allow participation in such plans on whatever modified basis as it may determine appropriate under the circumstances, and may waive any waiting period or any preconditions to coverage or participation otherwise applicable to such employees. No statement, promise,

                                  Embassy Suites __________ Management Agreement
      representation or warranty regarding the terms of such plans or the participation or coverage of employees shall be enforceable, binding or effective in any way unless made in writing and signed by an authorized representative of Manager.

      Notwithstanding the foregoing, in no event shall Manager initiate or adopt any plans, programs or benefits for Hotel Personnel not otherwise in effect at Other Managed Hotels unless required by applicable collective bargaining agreements.

            4.05.7 Termination of Hotel Personnel. Owner acknowledges that Manager or its Affiliates may have an obligation under federal, state or local law to give advance notice to Hotel Personnel of any termination of their employment, and that failure to comply with any such notification obligation could give rise to civil liabilities. Therefore, notwithstanding anything to the contrary contained in this Agreement, Owner shall indemnify, hold harmless and defend Manager and its Affiliates from and against any such liabilities based on Owner's actions (including terminating this Agreement) which give rise to such a notification obligation on the part of Manager or any of its Affiliates, unless Manager (or its Affiliates) is given adequate opportunity to comply with such obligation.

            4.05.8 Non-Solicitation. Owner, on behalf of itself, and its Affiliates and its and their successors, hereby agrees not to solicit the employment of any of the Executive Staff of the Hotel or Corporate Personnel at any time during the Term of this Agreement or within twelve
      (12) months following the expiration or termination of this Agreement without Manager's prior written approval.

      4.06 Additional Responsibilities of Manager. Manager is authorized to perform and shall, on behalf of Owner, either in its own name, or in the name of Owner, perform the following additional services, or cause the same to be performed for the Hotel:

            (a) establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner;

            (b) consummate leases with respect to the commercial and office space, and concession or other arrangements with respect to other space and facilities, in the Hotel; provided that Owner's prior written approval shall be required for any lease, concession or other such arrangement having a non-terminable term in excess of one year, if the amount of the expenditures thereunder would, or is reasonably anticipated to, exceed $50,000 in the aggregate per annum, or if Owner would be obligated thereunder to indemnify, defend, hold harmless or otherwise protect a third party;

                                  Embassy Suites __________ Management Agreement

            (c) enter into any contracts for goods or services to the Hotel; provided that:

                  (i) Owner's prior written approval shall be required for any contract for goods or services to the Hotel (A) having a non-terminable term in excess of one year, (B) if the amount of the expenditures thereunder would, or is reasonably anticipated to, exceed $50,000 in the aggregate per annum, or (C) if Owner would be obligated thereunder to indemnify, defend, hold harmless or otherwise protect a third party; and

                  (ii) any contract for goods or services to the Hotel entered into with Manager or an Affiliate of Manager = (other than the License Agreement, contracts entered into as contemplated by the License Agreement and contracts specifically authorized by another provision of this Agreement, including Section 12.01), Owner's prior approval of the costs thereunder shall be required (which approval shall be deemed given if such costs are included in identified in (A) the attached Exhibit ___ or (B) the then applicable approved Operating Budget as being payable to = Manager or an Affiliate of Manager);

            (d) subject to compliance with the applicable Capital Renewals Budget, make all repairs, decorations, revisions, alterations and improvements to the Hotel as shall be reasonably necessary for the proper maintenance thereof in good order, condition and repair;

            (e) purchase such Operating Equipment and Operating Supplies as shall be reasonably necessary for the proper operation of the Hotel;

            (f) apply for, and use its best effort to obtain and maintain, all licenses and permits required of Owner or Manager in connection with the operation and management of the Hotel; Owner agrees to execute and deliver any and all applications and other documents as shall be reasonably required and to otherwise cooperate, in all reasonable respects, with Manager in applying for, obtaining and maintaining such licenses and permits;

            (g) use its reasonable efforts to do, or cause to be done, all such acts and things in and about the Hotel as shall be reasonably necessary to comply with Legal Requirements and the terms of all insurance policies, and to discharge any lien, encumbrance or charge on or with respect to the Hotel and the operation thereof, other than Permitted Exceptions;

            (h) provided sufficient funds are then available in the Hotel Accounts, pay all Impositions and insurance premiums, when due (or reimburse Owner, to the extent Owner pays any such Impositions or insurance premiums on behalf of the Hotel);

            (i) use commercially reasonable efforts to cause the Hotel to comply with all applicable covenants and provisions of the Ground Lease (if any) and Mortgage,

                                  Embassy Suites __________ Management Agreement
                  and pay, when due, the installments of rental under the Ground Lease (if any) and of principal and interest on the Mortgage;

            (j) retain legal counsel for the Hotel, which legal counsel shall perform legal services under the direction of Manager;

            (k) cooperate with Owner and any prospective purchaser, lessee, Mortgagee or other lender in connection with any proposed sale, lease or financing of or relating to the Hotel; provided, however, that Manager shall not be required to release any information that is confidential or proprietary to Manager or its Affiliates; and provided further that Owner shall reimburse Manager for any expenses incurred by Manager in connection with such cooperation when such expense is not otherwise paid or reimbursed under this Agreement;

            (l) institute in its own name or in the name of Owner or the Hotel, and as an operating expense of the Hotel, any and all legal actions or proceedings to collect charges, rent or other income derived from the Hotel's operations or to oust or dispossess guests, tenants or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire; and at the direction and expense of Owner (and not as an operating expense of the Hotel), Manager shall take appropriate steps to challenge, protest, appeal and/or litigate to final decision in any appropriate court or forum any alleged non-compliance with Legal Requirements affecting the Hotel or any alleged violation of any law, but only provided that (a) non-compliance with the Legal Requirements or violation of law in question during such challenge, protest, appeal or litigation does not result in the closing of any portion of the Hotel or any facility thereof and does not impose any risk of criminal or civil liability on Manager or (b) Owner complies with such Legal Requirements or remedies such violation of law to the extent necessary to prevent any such closure or risk of liability; provided further that if such non-compliance with Legal Requirements or violation of law resulted from the actions of Manager in the operation of the Hotel, Manager shall bear the expense of such legal costs, which costs shall be an operating expense of the Hotel unless Manager would be obligated to indemnify Owner against the same pursuant to Subsection 12.03.2 of this Agreement;

            (m) collect on behalf of Owner and account for and remit to governmental authorities all Impositions collectible by the Hotel directly from patrons or guests, or as part of the sales price of any goods, services or displays, including gross receipts, admissions or similar or equivalent taxes, duties, levies or charges;

            (n) collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Hotel and use those funds, as well as funds from other sources as may be available to the Hotel, first to pay for the expenditures stipulated in Section
                  7.02 and then any other financial obligations of the Hotel as Owner may direct; and

                                  Embassy Suites __________ Management Agreement

            (o) perform such other tasks as are customary and usual in the operation of a hotel of the class and standing of the Hotel.

Owner shall be entitled to meet with the area vice president of Manager, or other responsible Manager representative, on a quarterly basis to review and discuss the operation of the Hotel, including any substantial deviation from the operating strategies, policies or procedures which form the basis on which the current Operating Budgets were made. Manager shall reasonably consider any comments or suggestions of Owner.

      4.07 Reimbursements to Manager. In addition to the Management Fee provided for in Article VI, Manager and its Affiliates shall be entitled to be reimbursed for the following costs and expenses incurred in rendering services to the
Hotel:

            (a) the Hotel's share of all costs and expenses incurred in connection with the rendition of Management Group Services, allocated on the same basis as allocated to Other Managed Hotels;

            (b) the Compensation paid by Manager or its Affiliates to Hotel Personnel;

            (c) the Compensation payable to Corporate Personnel (other than Vice Presidents, and higher ranking executive officers), who are not assigned to the Hotel, under Subsection 4.05.4, while working on an assignment for the specific benefit of the Hotel, Owner or its Affiliates;

            (d) reasonable travel and entertainment expenses of officers and employees of Manager and its Affiliates incurred in performing Manager's duties hereunder in connection with any phase of the operation of the Hotel in accordance with the policies of Manager then in effect;

            (e) the Compensation and expenses paid or reimbursed by Manager or its Affiliates to all independent consultants rendering services to the Hotel if and to the extent contemplated in the Operating Budget or Capital Renewals Budget for such Operating Year or as otherwise approved by Owner;

            (f) payments made or incurred by Manager or its Affiliates, or its or their employees to third parties for goods and services in the ordinary course of business in the operation of the Hotel, in accordance with the Operating Budget or Capital Renewals Budget or as otherwise approved by Owner or permitted under this Agreement;

            (g) all taxes and similar assessments (other than Manager's income taxes) levied against any reimbursements payable to Manager under this Agreement for expenses incurred for Owner's account, including the reimbursable expenses described in this
                  Section 4.07; and

                                  Embassy Suites __________ Management Agreement

            (h) all other expenditures which are authorized, permitted or required under the provisions of this Agreement which have been paid or funded by Manager on Owner's behalf.

It is agreed that, to the extent the entire amount of Compensation or other expense reimbursable to Manager or its Affiliates under this Section 4.07, or under any other provisions of this Agreement, is not incurred solely for the benefit of the Hotel, then such amount or expense shall be appropriately allocated.

Manager shall be entitled to reimburse itself and its Affiliates for the above items out of the Hotel Accounts, or may submit statements covering such items to Owner, and Owner will pay to Manager or its Affiliate(s), as applicable, the amount indicated thereon promptly upon the receipt of such statements.

                                   ARTICLE V
                                   INSURANCE

      5.01 Coverage.

            5.01.1 Required Insurance. The following insurance shall be secured and maintained with respect to the Hotel at all times during the Term of this Agreement:

            (a) Property insurance provided by an all risk policy form, including coverage for the perils of fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements on the Improvements and contents in an amount equal to the full replacement value thereof;

            (b) Business interruption insurance provided by an all risk policy form, including business interruption resulting from the perils of fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements for full recovery of the net profits and continuing expenses of the Hotel (including the Management Fee) for not less than twelve months of any such business interruption;

            (c) Insurance against loss from accidental damage to, or from the explosion of, boilers, electrical apparatus, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to the full replacement value of such items;

            (d) Business interruption insurance against loss arising from accidental damage to, or from the explosion of, boilers, electrical apparatus, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes for full recovery of the net profits and continuing expenses of the Hotel (including the Management
                  Fee) for not less than twelve months of any such business interruption;

                                  Embassy Suites __________ Management Agreement

            (e) Commercial general liability, commercial automobile liability insurance including coverage for owned, non-owned and leased automobiles, garage keepers liability, products and completed operations, contractual liability, liquor liability and innkeepers' liability in an amount not less than $100,000,000.00 per occurrence;

            (f) Comprehensive crime insurance in an amount equal to not less than $5,000,000.00;

            (g) Workers' compensation insurance providing statutory benefits and employers' liability insurance in an amount equal to not less than (i) $1,000,000.00 each accident, (ii) $1,000,000.00 each disease-policy limit and (iii) $1,000,000.00 each disease-each employee;

            (h) Employment practices liability insurance in the amount of $2,000,000.00 per claim; and

            (i) Insurance against such other insurable risks as Manager may, from time to time, reasonably require.

            5.01.2 Responsibility to Maintain. During the Term, Owner, or if and to the extent requested by Owner, Manager at the expense of Owner, shall procure and maintain the above insurance policies, including those required under clauses (a) through (i) excluding clause (g) of Subsection
      5.01.1. Owner may satisfy this requirement by participating in Manager's insurance programs.

            5.01.3 Changes in Coverage. Manager shall have the right to raise the minimum amount of insurance to be maintained with respect to the Hotel under the above Subsection 5.01.1 to make such insurance comparable to the amount of insurance carried with respect to Other Managed Hotels, taking into account the size and location of the Hotel. In addition, neither party shall unreasonably withhold its consent to a request by the other party that such minimum limits of insurance be lowered on the basis that such insurance cannot be obtained in such amounts, or can be obtained only at a prohibitive cost. Similarly, if during the Term of this Agreement changes in the insurance industry shall make any description of the required insurance coverage inaccurate or inappropriate, then Manager shall have the right, by notice to and with the prior written approval of Owner, to change such requirements to accurately describe, in the then current vernacular, the type of insurance which would be comparable to the coverage described in the above Subsection 5.01.1.

            5.01.4 Requirements. All policies of insurance shall be written on an "occurrence" basis, if possible, and if any policy is written on a "claims made" basis, then such policy must, if possible, be continued in effect for a period of two (2) years following the expiration or early termination of this Agreement. The insurance coverage shall in any event comply with the requirements of the Mortgage, if any.

                                  Embassy Suites __________ Management Agreement

      5.02 Policies and Endorsements.

            5.02.1 Policies. All insurance provided for under Section 5.01 shall be effected by policies issued by insurance companies of good reputation and of sound and adequate financial responsibility. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to the policies of insurance so procured, including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies to the other party not less than thirty (30) days after the respective dates of expiration.

            5.02.2 Endorsements. All policies of insurance provided for under this Article V shall provide that (a) such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Owner and Manager, and (b) to the maximum extent reasonably obtainable from the insurer, no act or omission of Owner or Manager shall affect the obligation of the insurer to pay the full amount of any loss sustained. All insurance policies procured by Owner pursuant to Subsection 5.01.1 shall contain an endorsement or otherwise provide that such insurance is primary to any similar coverage provided by Manager.

            5.02.3 Named Insureds. All policies of insurance required under clauses (a) through (i) of Subsection 5.01.1 (excluding clause (g) which shall be carried in the name of Manager only) shall be carried in the name of Owner, Manager and, if required, Mortgagee and/or the lessor under any Ground Lease. Losses thereunder shall be payable to the parties as their respective interests may appear (excluding insurance required under clauses (a) and (c) which shall be payable to Owner). Notwithstanding the foregoing, if Mortgagee is an Institutional Lender and so requires, losses may be made payable to Mortgagee, or to a bank or trust company qualified to do business in the state where the Hotel is located, in either instance as trustee for the custody and disposition of the proceeds therefrom. Owner agrees to use reasonable efforts to cause Mortgagee to agree that its Mortgage shall contain a provision to the effect that proceeds from property insurance shall be made available for restoration of the Hotel. All insurance policies required in clauses (a) through (i) of Subsection
      5.01.1 (excluding clause (g)) procured by Owner shall name Owner and its Affiliates, directors, officers, agents and employees of each such entity as named insureds, and Manager, its Affiliates, directors, officers, agents and employees of each such entity as named insureds or additional insureds as their interests appear.

            5.02.4 Evidence of Insurance. As soon as practicable prior to the effective date of the applicable coverages, the party obtaining the insurance coverages under this Article V shall provide the other party with binders evidencing that the applicable insurance requirements of this Agreement have been satisfied and, as soon as practicable thereafter, shall provide certified copies of policies for such insurance. As soon as practicable prior to the expiration date of each such policy, the party obtaining such insurance shall provide the other party with binders evidencing renewal of existing or acquisition of new coverages. Certified copies of renewed or new policies or certificates of insurance shall be provided by the party obtaining insurance coverage under this Article V to the other party as soon as practicable after renewed or new coverages become effective. On request of the other party, each party shall furnish the other with a schedule of insurance obtained by such party under this
      Article V, listing the policy

                                  Embassy Suites __________ Management Agreement
      numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies and the risks covered thereby.

            5.02.5 Review of Insurance. All insurance policy limits provided under this Article V shall be reviewed by Owner and Manager every three
      (3) years following the Commencement Date, or sooner if reasonably requested by Manager, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing three
      (3) years. Owner and Manager hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate additions to types or amounts of coverage during the Operating Period. Owner agrees to comply with any other insurance requirements Manager reasonably requests in order to protect the Hotel and the respective interests of Owner and Manager.

      5.03 Waiver of Liability. Neither Manager nor Owner shall assert against the other, and do hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this
Article V, any claims for any losses, damages, liability or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, development, construction, completion, operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this Article V. Each policy of insurance shall contain a specific waiver of subrogation reflecting this Section 5.03, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.

      5.04 Insurance by Manager. Any insurance provided by Manager under this
Article V may, at its option, be effected under policies of blanket insurance which cover other properties of Manager and its Affiliates, and Manager shall have the right to charge the Hotel with the Hotel's pro rata share of the aggregate premiums charged by Manager to all participating Managed Hotels, such share to be allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels. Subject to Owner and Manager agreeing upon such matters as the identification of the relevant records, the procedures for reviewing such records, and limitations on use or disclosure of the information contained in such records, to the extent any insurance coverage relating to this Agreement is effected under a policy of blanket insurance, Manager shall make its books and records available, upon Owner's request and at Owner's expense, in sufficient detail for Owner to verify the allocation and calculation of premiums. Any policies of insurance maintained by Manager pursuant to this
Article V may contain deductible provisions in such amounts as are maintained with respect to Other Managed Hotels, for which Owner shall be responsible or which Manager, at Owner's expense, may pay. Further, in lieu of all or a part of commercial general liability insurance, workers' compensation and employer's liability insurance and employment practices liability insurance under clauses
(e), (g) and (h) of Subsection 5.01.1, any or all of the risks covered by such insurance, at Manager's option, may be self-insured or self-assumed by Owner under a self-insurance or assumption of risk program similar to those in effect at Other Managed Hotels, up to such amounts which such risks are self-insured or assumed at Other Managed Hotels.

                                  Embassy Suites __________ Management Agreement

      5.05 Business Interruption Insurance. Subject to the terms of any Mortgage and the Ground Lease, if any, any proceeds from business interruption insurance payable to Owner hereunder shall be fairly and equitably apportioned between Owner and Manager in accordance with their respective interests and equities to the end that the fair value of Manager's expectable compensation under this Agreement for the period covered by such business interruption insurance shall be paid to Manager.

                                   ARTICLE VI
                                 MANAGEMENT FEE

      6.01 Management Fee. In addition to the reimbursements required under
Section 4.07 for Manager's services hereunder during the Operating Period, Owner shall pay Manager the Management Fee computed and made payable as provided in the Management Fee Rider attached hereto.

      6.02 Place and Means of Payment. All amounts payable to Manager or its Affiliates under this Agreement (a) shall be paid to Manager in United States dollars, in immediately available funds, without reduction for any withholding tax, value added tax and any other assessment, tax, duty, levy or charge required under the applicable laws of any applicable jurisdiction; (b) shall be made to Manager at the place for the giving of notice to Manager set forth in or pursuant to Section 12.10, or to such other place as Manager shall designate to Owner; and (c) at Manager's option, shall be made by Manager electronically out of the Hotel Accounts on the dates specified for payment in the Management Fee Rider attached hereto, or as elsewhere provided in this Agreement, as applicable. Any and all amounts that may become due to Manager from Owner under this Agreement shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by Manager, at an annual rate of interest equal to the lesser of (i) the prevailing lending rate of Manager's principal bank for working capital loans to Manager plus three percent (3%) and (ii) the maximum amount permitted by applicable law; provided, however, the foregoing shall not apply if the delinquency shall have occurred because of the fault of Manager.

      6.03 Taxes. If any gross receipts, sales, use, excise or similar tax that is based upon gross income or revenues is imposed upon Manager for the receipt of any payments Owner is required to make to Manager hereunder (including the Management Fee) then Owner shall also pay Manager an amount equal to such tax. If any gross receipts, sales, use, excise or similar tax that is based upon gross income or revenues is imposed upon the payment made pursuant to this
Section 6.03, the amount due under this Section 6.03 will be an amount such that the net amount retained by Manager, after payment of such tax, equals the tax imposed on all payments made hereunder other than Section 6.03.

                                  ARTICLE VII
                  ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS

      7.01 Bank Accounts. Bank accounts for the Hotel will be established at a banking institution or institutions mutually approved by Owner and Manager, such accounts to be in the name of Owner or the Hotel (the "Hotel Accounts"). Manager will deposit in such Hotel Accounts all monies furnished by Owner as working funds under Section 7.03 and all monies received from the operation of the Hotel, and shall disburse the same for the purposes set forth in Section 7.02. Notwithstanding the foregoing, Manager shall be entitled to maintain such funds as it reasonably deems proper in house banks or in petty cash funds at the Hotel.

                                  Embassy Suites __________ Management Agreement

With Owner's consent, funds in the Hotel Accounts, the Capital Renewals Account or any other fund or account under the control of Manager that contains monies belonging to the Hotel or to the Owner may be combined or commingled with any other accounts or funds controlled by Manager or any Affiliate thereof with respect to other hotels operated by Manager or any Affiliate thereof on behalf of Owner.

Manager's designees shall be the only authorized signatories on the Hotel Accounts.

      7.02 Expenditures. From the Hotel Accounts (or, if appropriate, from house banks or petty cash funds available at the Hotel), Manager is hereby authorized to pay such amounts and at such times as are required in connection with the ownership, maintenance and operation of the Hotel and related facilities, including the following (subject to the approval of Owner where such approval is required hereunder):

            (a) the Compensation and expenses of the Executive Staff and other Hotel Personnel;

            (b) all costs and expenditures incurred or made in connection with the authorized items under Section 4.06 and all other expenditures which Manager is permitted or required to make under any other provision of this Agreement;

            (c) deposits into the Capital Renewals Account to be established pursuant to Subsection 4.02.5;

            (d) reimbursements and other amounts due to Manager and its Affiliates under Section 4.07, or under any other provision of this Agreement;

            (e) premiums for any insurance maintained by Manager in accordance with Article V;

            (f) all fees, charges and contributions payable to the licensor and its Affiliates under the License Agreement; and

            (g) the Management Fee computed in accordance with the Management Fee Rider.

Subject to the working capital requirements of Section 7.03 and the requirements of the then applicable Operating Budget and Capital Renewals Budget, Manager, as frequently as Owner and Manager may agree, but no less frequently than monthly, shall distribute excess funds from the Hotel Accounts to Owner. Any amounts remaining in the Hotel Accounts on the termination of this Agreement shall be disbursed to Owner; provided, however, that Manager may deduct and retain prior to such disbursement any and all amounts owed by Owner to Manager under this Agreement.

Manager's designees shall be the only persons authorized to draw from the Hotel Accounts, and Manager shall be entitled to make deposits in all Hotel Accounts, in accordance with the terms of this Agreement and Manager's standard accounting policies and practices. Manager shall establish controls to ensure accurate reporting of all transactions involving the Hotel Accounts. Unless due to Manager's Grossly Negligent or Willful Acts, any loss suffered in the Hotel Accounts or any other bank account established pursuant to this Article VII, or in any investment of funds into any such account, shall be borne by Owner, and Manager shall have no liability or responsibility therefor.

                                  Embassy Suites __________ Management Agreement

      7.03 Working Fund Requirements. From time to time, but not less frequently than weekly, Owner shall make deposits to the Hotel Accounts in amounts necessary to restore the balance thereof to not less than $__________ or such greater amount as may be necessary (after taking into account anticipated deposits of monies received from the operation of the Hotel) sufficient at all times to assure the uninterrupted and efficient operation of the Hotel, in accordance with this Agreement and the Operating Manual, including, without limitation, sufficient funds to pay all of the items described or specified in the preceding Section 7.02. Such greater amount, if any, shall be set forth by notice from Manager to Owner specifically setting forth the amount of the required funds and an explanation of the necessity for such funds. If Manager is unable to perform any of its agreements or covenants under this Agreement because of such failure on the part of Owner to provide the required funds, such failure of performance on the part of Manager shall not be deemed a default on the part of Manager and shall not give rise to any right of termination, damages or any other remedy on the part of Owner against Manager. If Owner fails to deposit all or any portion of the funds so requested and if Manager uses or pledges its credit (Owner agreeing that Manager shall have no obligation to do so) in making ordinary and customary purchases of goods and payments for services for the Hotel on Owner's behalf, Owner shall pay for such purchases when payment is due and shall indemnify and defend Manager against all losses, costs and expenses, including attorneys' fees and costs, interest and any late payment fees, that may be incurred by or asserted against Manager by reason of Owner's failure to pay for such purchases. Owner shall pay interest to Manager on any advances that Manager may elect, without obligation, to make on Owner's behalf in payment of any due and unpaid obligations of Owner to third parties at the rate specified in Section 6.02; and such advances, with the interest thereon at the rate aforesaid, shall be due and payable by Owner to Manager on demand and Manager shall be entitled to reimburse itself therefor, with interest as aforesaid, out of any available funds from the operation of the Hotel.

      7.04 Books and Records. Manager shall keep full and adequate books of account and such other records as are necessary to reflect the results of the operation of the Hotel. For this purpose, Owner agrees that it will make available to Manager, or its representatives, all books and records, including contract documents, invoices and all other construction records pertaining to the initial development of the Hotel and any Major Capital Improvements. Owner acknowledges that, if any such books and records are not made available to Manager, Manager may be unable to keep books of account which fully and adequately reflect the results of the operation of the Hotel. Manager shall keep the books and records for the Hotel in all material respects in accordance with the Uniform System of Accounts, on an accrual basis in accordance with generally accepted accounting principles consistently applied. All of the financial books and records pertaining to the Hotel, including books of account, front office records and guest information, shall be the property of Owner; provided, however, that guest information shall also be the property of Manager and may be used by Manager for any of its business purposes. Notwithstanding the foregoing, Manager may make and retain copies of all such financial books and records pertaining to the Hotel. Upon the expiration or termination of this Agreement, all of such books of account and financial records shall be turned over forthwith to Owner so as to ensure the orderly continuance of the operation of the Hotel, but all of such information shall be retained by Owner and made available to Manager at the Hotel, at all reasonable times, for inspection, audit, examination and copying (at Manager's expense) for at least five (5) years subsequent to the date of such expiration or termination. Manager shall have no obligation to turn over to Owner the proprietary guest information of Manager. Solely by way of example, proprietary guest information of Manager shall include, but not be limited to, information not specific to a guest's experience with the Hotel. Solely by way of example,

                                  Embassy Suites __________ Management Agreement
information not specific to a guest's experience with the Hotel shall include, but not be limited to, information derived from the reservations services provided by Hilton Reservations Worldwide, L.L.C. and from the HHonors guest reward program administered by Hilton HHonors Worldwide, L.L.C.

      7.05 Reports to Owner. Manager shall deliver, or cause to be delivered, to Owner the following statements:

            (a) within twenty (20) days after the end of each calendar month during the Operating Period, a detailed profit and loss statement, substantially in the form used at Other Managed Hotels, showing the results of operation of the Hotel for such month and the year-to-date, and a statement of departmental operations, for such month and year-to-date;

            (b) within ninety (90) days after the end of each Operating Year, a balance sheet, a related statement of profit and loss and a statement of cash flows, which Owner and Manager anticipate would reflect the assets employed in the operation of the Hotel and the liabilities incurred in connection therewith as of December 31 of such year, and the results of the operations, and cash flows, of the Hotel during such year (accompanied by, if requested by Owner and at Owner's independent and direct expense, an opinion thereon rendered by a firm of independent certified public accountants of recognized standing in the hotel industry as may be approved by Owner and Manager), and having annexed thereto a computation in reasonable detail of the Management Fee for such year, calculated as provided in the Management Fee Rider. If Owner does not supply any historical information necessary for Manager to cause the financial information required by this Paragraph 7.05(b) to be prepared and delivered, which historical information is not otherwise available to Manager, Manager shall not be obligated to prepare and deliver such financial information. Manager shall, nonetheless, deliver to Owner so much of the required financial information as is possible given the historical information, if any, Owner has provided.

      7.06 Owner's Rights to Inspection and Review. Upon reasonable advance written notice to the general manager of the Hotel, Manager shall accord to Owner, its accountants, attorneys and agents, the right to enter upon any part of the Hotel at all reasonable times during the Term of this Agreement for the purpose of examining or inspecting the same or examining and making extracts of the financial books and records of the Hotel or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but same shall be done without material disruption to the operation and business of the Hotel.

      7.07 Centralized Accounting Services. Manager may, in its reasonable discretion, handle directly, or through an Affiliate or one of the Other Managed Hotels, any of the accounting functions for the Hotel, including accounts payable, general ledger, payroll and accounts receivable, or any part thereof, on a centralized basis with one or more Other Managed Hotels for the purpose of achieving a more cost-efficient operation of the Hotel. Manager or its Affiliate or the Other Managed Hotel furnishing such centralized accounting functions shall be entitled to be reimbursed or paid from the Hotel Accounts for (i) the pro rata share of the costs and expenses of providing such

                                  Embassy Suites __________ Management Agreement
accounting functions allocated to the Hotel on the same basis as allocated to participating Other Managed Hotels utilizing such centralized accounting services, and (ii) such amounts required to cover or reimburse Manager, its Affiliate or Other Managed Hotel for the payment of authorized expenditures by such entity under Section 7.02 as a part of such centralized accounting services. Subject to Owner and Manager agreeing upon such matters as the identification of the relevant records, the procedures for reviewing such records, and limitations on use or disclosure of the information contained in such records, Manager shall make its books and records available, upon Owner's request and at Owner's expense, in sufficient detail for Owner to verify the pass-through nature of such charges.

      7.08 Quiet and Peaceable Operation. Owner shall ensure that Manager is able to peaceably and quietly operate the Hotel in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any other person or persons claiming by, through or under Owner. Owner shall undertake and prosecute all reasonable and appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operations by Manager.

                                  ARTICLE VIII
                               TERMINATION RIGHTS

      8.01 Termination by Owner.

      8.01.1 Each of the following shall be an event of default by Manager ("Manager Event of Default"):

            (a) Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Manager; or

            (b) if Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Manager in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

            8.01.2 Each of the following shall be an event permitting termination of this Agreement by Owner ("Owner Termination Event"):

                                  Embassy Suites __________ Management Agreement

            (a) if a right of termination on the part of Owner shall have arisen under Section 10.01;

            (b) if a right of termination on the part of Owner shall have arisen under Section 10.02;

            (c) if, because of Owner's monetary default under a Permitted Mortgage, a Mortgagee has acquired title to the Hotel, whether by foreclosure, taking a deed in lieu of foreclosure, or otherwise;

            (d) if, because of Manager's Grossly Negligent or Willful Acts, Owner is required by a Mortgagee to terminate this Agreement in accordance with a Permitted Mortgage;

            (e) if a right of termination on the part of Owner shall have arisen under Section 9.03.2; or

            (f) if Manager shall at any time during the Term own more than 35% of the shares of FelCor Lodging Trust Incorporated ("FelCor"), or if Manager revenues and net income as of and during the one-year period following the date of this Agreement which are attributable to the management of hotels not owned by Owner or its Affiliates do not equal at least 10% of all of Manager's revenues and net income attributable to the management of hotels at such time and during such period.

            8.01.3 If a Manager Event of Default or Owner Termination Event occurs, then Owner shall have the right to terminate this Agreement upon written notice to Manager given at any time following the occurrence of such event, or if a period of grace is provided, then following the expiration of the applicable grace period, and while such event shall be continuing, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such notice. As a condition of any termination of this Agreement by Owner under this Section 8.01.3, Owner shall pay to Manager, on or before the effective date of such termination all amounts due Manager and its Affiliates under this Agreement for the period of time prior to the date of termination, but Owner shall not be required to pay any penalty or termination fee upon such termination.

      8.02 Termination by Manager.

            8.02.1 Each of the following shall be an event of default by Owner ("Owner Event of Default"):

            (a) if Owner shall fail to provide funds to be deposited in the Hotel Accounts in accordance with Section 7.03 within ten (10) days after Manager's request for such additional funds under
                  Section 7.03 and such failure continues for an additional ten
                  (10) day period after written notice by Manager to Owner that such funds have not yet been received;

                                  Embassy Suites __________ Management Agreement

            (b) if Owner shall fail to keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of thirty (30) days after notice thereof by Manager to Owner;

            (c) if Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of the assets of Owner, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

            (d) if Owner shall be in default under the License Agreement and the License Agreement shall have been terminated.

            8.02.2 Each of the following shall be an event permitting termination of this Agreement by Manager ("Manager Termination Event"):

            (a) if because of a default under the Ground Lease (if any) or the Mortgage, the Ground Lease shall be terminated or the Mortgage shall be foreclosed (or the Hotel sold in lieu of foreclosure);

            (b) if for any reason not caused by the act or omission of Manager, any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked and such suspension, termination or revocation shall continue for a period of sixty (60) consecutive days, or if, for any reason not caused by the act or omission of Manager, the right to serve alcoholic beverages in the Hotel shall otherwise be suspended for a period of sixty (60) consecutive days;

            (c) if any event shall occur or state of facts found to exist, with respect to the ownership or management of the Hotel, which in Manager's opinion, would adversely affect any gaming license or application for gaming license of Manager or its Affiliates anywhere in the world or the current status of Manager or any of its Affiliates with any gaming commission, board or similar governmental or regulatory agency;

            (d) if a right of termination on the part of Manager shall have arisen under Section 10.01;

                                  Embassy Suites __________ Management Agreement

            (e) if a right of termination on the part of Manager shall have arisen under Section 10.02; or

            (f) if the License Agreement shall have been terminated for any reason other than a default by Owner thereunder.

            8.02.3 If an Owner Event of Default or Manager Termination Event occurs, then Manager shall have the right to terminate this Agreement upon written notice to Owner given at any time following the occurrence of any such event, or if a period of grace is provided, then following the expiration of the applicable period, and while such event shall be continuing, and this Agreement shall terminate upon the date specified therein, which date shall be not less than thirty (30) days nor more than seventy-five (75) days after the date of the giving of such notice; provided that notice of termination based upon a termination of the License Agreement may be sent concurrently with or any time after any notice of termination of the License Agreement.

      8.03 Curing Defaults. Any default by Manager under Paragraph 8.01.1(a) or Owner under Paragraph 8.02.1(b), as the case may be, which is susceptible of being cured, shall not constitute a basis of termination if the nature of such default shall not permit it to be cured within the grace period allotted, provided that within such grace period either Manager or Owner shall have commenced to cure such default and shall proceed to complete the same with reasonable diligence.

      8.04 Effect of Termination. The termination of this Agreement under this
Article VIII shall not affect the rights of the terminating party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of termination.

      8.05 Remedies. If this Agreement is terminated due to an Owner Event of Default, Manager shall be entitled to all damages incurred by Manager as a result of such default, including damages resulting from early termination of the Agreement. If a Manager Event of Default or an Owner Event of Default occurs, neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

      8.06 Indemnification Regarding Future Business. Owner shall indemnify and hold Manager and its Affiliates harmless from all costs, expenses, claims and liabilities, including reasonable attorneys' fees, arising or resulting from the failure of Owner, following the expiration or earlier termination (for whatever cause) of this Agreement, to (i) provide all of the services contracted for within the scope and terms of this Agreement in connection with the business booked in the ordinary course of business at any time prior to the date of such expiration or termination (other than any such services which can only be provided by hotels operating under the "Hilton" name to the extent Manager is able, using procedures agreed upon by Owner and Manager, to limit any such costs, expenses, claims and liabilities, whether by notice to the parties contracting for such services or otherwise), (ii) honor and fulfill all obligations of Owner under any contracts or leases entered into in the ordinary course of business by Manager on behalf of Owner within the scope and terms of this Agreement prior to such expiration or termination, or (iii) honor all purchase orders and to pay all payables arising out of the operation by Manager of the Hotel in the ordinary course of business in accordance with the provisions of this Agreement prior to

                                  Embassy Suites __________ Management Agreement
such expiration or termination, or (iv) pay all Compensation due to Hotel Personnel; or to make all contributions or otherwise meet its obligations under or with respect to all employee benefit plans as required under Subsection
4.05.2 or 4.05.6.

      8.07 Preservation of Books and Records. In the event of the expiration or earlier termination of this Agreement, Owner shall preserve all books and records, files and correspondence remaining at the Hotel in accordance with Manager's record retention guide then in effect after the expiration or termination of this Agreement, and Owner shall provide access to Manager, and its representatives, to such books, records, correspondence and files at all reasonable times.

      8.08 Extension Date of Termination.

            8.08.1 Except as set forth in this Section 8.08, notwithstanding any contrary provision of this Agreement, the date of termination of this Agreement, other than upon expiration pursuant to Section 2.01, shall be extended so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than fifteen (15) days plus the number of days, if any, Manager is required to give its employees advance notice of termination of employment as required by the Worker Adjustment and Retraining Act, 29 U.S.C. Section 2101 et. seq., as hereafter amended, or any similar federal or state statute ("WARN Act").

            8.08.2 Owner may nullify the effect of Subsection 8.08.1 by delivery to Manager of an indemnification of Manager, in form and substance reasonably satisfactory to Manager, against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys' fees and disbursements and any other amounts that Manager is required to pay to third parties) because Manager's employees do not receive advance notice of termination of employment as required by the WARN Act.

            8.08.3 Manager may nullify the effect of Subsection 8.08.1 in the event of a termination of this Agreement by Manager as a result of an Owner Event of Default.

      8.09 Actions To Be Taken On Termination. Upon termination of this Agreement for any reason, the following shall be applicable (in addition, in case of a termination pursuant to Section 8.01 or 8.02, to the rights of the non-defaulting party to pursue any remedies provided under this Agreement):

            (a) Any and all expenses arising as a result of such termination or as a result of the cessation of Hotel operations (including expenses arising under this Section 8.09) shall be for the sole account of Owner, and Owner shall reimburse Manager immediately on receipt of any invoice or invoices from Manager for any expenses, including those arising from or in connection with severing the employment of Hotel Personnel (with severance benefits calculated according to policies applicable generally to employees of Managed Hotels) incurred by Manager in the course of effecting the termination of this Agreement or the cessation of Hotel operations.

                                  Embassy Suites __________ Management Agreement

            (b) Within fifteen (15) days after termination, Owner shall pay Manager all Management Fees, reimbursable expenses and other amounts due Manager under the terms of this Agreement through the termination date. This obligation is unconditional and shall survive the termination of this Agreement, and Owner shall not have or exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Owner by Manager under this Agreement. In addition, Manager shall have the right to pay itself the foregoing Management Fees, reimbursable expenses and other amounts due Manager under the terms of this Agreement out of any available funds in the Hotel Accounts.

            (c) Manager shall peacefully vacate and surrender the Hotel to Owner on the effective date of such termination.

            (d)   Manager shall assign and transfer to Owner:

                  (i) all of Owner's books and records, contracts, leases and other documents respecting the Hotel that are not Manager's proprietary information and are in the custody and control of Manager, including those provided for in
                        Section 7.04 (but subject to Manager's rights under the last sentence of Section 7.04); and

                  (ii) all of Manager's right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, held by Manager in connection with the operation of the Hotel; but only to the extent such assignment or transfer is permitted under the law of the state in which the Hotel is located; provided, however, that if Manager has expended any of its own funds in the acquisition of licenses or permits, Owner shall reimburse Manager therefor.

            (e) Owner shall honor all business confirmed for the Hotel with reservations dates after the effective date of termination.

            (f) Manager shall assign to Owner its interest (if any) in, and Owner shall confirm in writing its continuing responsibility for, all obligations and liabilities relating to, any and all contracts (including collective bargaining agreements and pension plans, leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to the Hotel as of the date of termination of this Agreement.

            (g) Manager shall have the right to remove from the Hotel, on or before the effective date of termination, the Intellectual Property. Under no circumstances shall Owner copy, reproduce or retain any of these materials.

            (h) As of the effective date of termination, Manager shall remove the Manager Software from the Hotel and shall disconnect the Hotel from the related software applications. Manager shall provide reasonable assistance to Owner in facilitating

                                  Embassy Suites __________ Management Agreement
                  the orderly transfer of Owner's records and data contained in the Manager Software. To the extent necessary to facilitate the orderly transfer of Owner's records and data, and to the extent permitted by the terms of licenses with software producers, Owner and Manager shall execute Manager's current form of software license agreement to provide for the use by Owner of appropriate Manager Software (excluding, in any event, the reservations system) for a reasonable period of time (to be mutually agreed to by Owner and Manager) following the effective date of termination.

      8.10 Performance Termination.

            8.10.1 Performance Test. Beginning at the end of the second full Operating Year after the Commencement Date, and continuing for the remainder of the Term, Owner shall have the right to terminate this Agreement if, for any two consecutive Operating Years, Gross Operating Profit (as defined below) for each such Operating Year shall be less than ninety percent (90%) of the budgeted Gross Operating Profit as set forth in the Operating Budget for such Operating Year.

      Owner may exercise such right to terminate this Agreement, without incurring a termination fee or penalty, by giving written notice to Manager within ninety (90) days after Owner's receipt of the annual financial statement for such Operating Year pursuant to Section 7.05. Such performance termination notice shall specify the effective date of such termination, which shall not be less than ninety (90) days from the date of such performance termination notice.

      "Gross Operating Profit" shall mean the "Income After Undistributed Operating Expenses" of the Hotel for each Operating Year as such term is referred to and determined in accordance with the Uniform System of Accounts on an accrual basis in accordance with generally accepted accounting principles consistently applied.

            8.10.2 Fund-Up Cure. In the event that Owner is entitled to provide, and does provide, Manager with timely notice of termination of this Agreement pursuant to this Section, Manager may elect, but shall not be obligated, to nullify such termination notice and the termination of this Agreement based thereon, by funding to Owner, within thirty (30) days after receipt of Owner's performance termination notice, an amount equal to the amount by which the actual Gross Operating Profit for either of the applicable Operating Years was less than the budgeted Gross Operating Profit as set forth in the Operating Budget for such Operating Year. If Manager exercises this cure right, Owner's notice of termination of this Agreement pursuant to this Section shall be nullified and of no force and effect, and this Agreement shall remain in full force and effect and the Operating Year in question shall be deemed not to be an Operating Year in which there occurred a shortfall in Gross Operating Profit which would give rise to Owner's termination right under this Section.

            8.10.3 Limit on Termination. Notwithstanding anything to the contrary contained herein, Owner's right to terminate this Agreement under this Section (and the amount of any shortfall to be paid by Manager in the event Manager exercises its cure right pursuant to Subsection 8.10.2) shall be eliminated, or reduced, as applicable, to the extent that the shortfall is

                                  Embassy Suites __________ Management Agreement
      attributable to (i) force majeure events or (ii) increases (to the extent greater than attributable to increases in CPI) in real estate taxes and assessments, utility rates and/or premiums for insurance which Manager is responsible to obtain. Any disputes concerning the applicability of this Subsection 8.10.3 shall be resolved pursuant to the dispute resolution procedure described in Section 12.04, and the time period governing any Owner termination right or Manager cure right shall be extended for a reasonable period of time (not exceeding 180 days) pending such resolution.

      8.11 Liquidated Damages. If Manager terminates this Agreement pursuant to Paragraph 8.02.1(b) because Owner does not comply with, or does not cooperate with Manager so that Manager is able to comply with, a revision in the Operating Manual, Owner shall pay, in addition to any amounts then owing to Manager pursuant to the terms of this Agreement, as liquidated damages and not as a penalty, an amount equal to the monthly average Management Fee payable by Owner to Manager for the preceding twelve (12) months (or, if this Agreement shall have been in effect for a period less than twelve (12) months, the monthly average Management Fee for all months this Agreement shall have been in effect) multiplied by the lesser of (a) thirty-six (36) and (b) the number of months remaining in the Term.

                                   ARTICLE IX
                                  TITLE MATTERS

      9.01 Title to Hotel. Owner covenants that, as of the date hereof, it has either good and marketable fee title to, or a valid and subsisting leasehold estate in, the Land, and that it will continue to have good and marketable fee simple title or a valid and subsisting leasehold estate in and to the Hotel. Owner further covenants that, subject to the terms and conditions of this
Article IX, throughout the Term of this Agreement it shall maintain full ownership in such fee interest or leasehold estate in and to the Hotel, and good title to the FF&E and the Operating Equipment.

      9.02 Assignment by Manager.

            9.02.1 Prohibited Assignments. Except as provided in the following Subsection 9.02.2, Manager shall not assign this Agreement without the prior written consent of Owner. The disposition by Manager of its controlling interest in any Affiliate to which it has previously assigned this Agreement, shall be deemed to be a prohibited assignment hereunder requiring the prior written consent of Owner. It is understood and agreed that any consent granted by Owner to any such assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case. Except as otherwise provided in Subsection 9.02.2, no assignment of this Agreement shall operate to release Manager from any of its obligations under this Agreement.

            9.02.2 Permitted Assignments. Manager, without the consent of Owner, shall have the right to assign this Agreement to any Affiliate of Manager, or to any entity which may become an Affiliate as a result of a related and substantially concurrent transaction, or to any successor or assign of Manager which may result from any merger, consolidation or reorganization involving Manager, or to a corporation or other entity which shall acquire all or substantially all of the business and assets of Manager. Upon execution of any assignment as

                                  Embassy Suites __________ Management Agreement
      aforesaid under this Subsection 9.02.2, or with Owner's consent under Subsection 9.02.1, notice thereof in the form of a duplicate original of such assignment shall be delivered to Owner forthwith, and thereupon, except in the case of an assignment to an Affiliate of Manager, Manager shall be released of all of its covenants and liabilities hereunder, other than liabilities accruing or based upon events occurring prior to the date of the delivery of such duplicate original to Owner; provided, however, that such release shall be contingent upon the delivery to Owner of an appropriate instrument whereby the assignee shall assume all of the obligations of Manager hereunder.

      9.03 Sale, Lease or Assignment by Owner.

            9.03.1 Prohibited Transfers. Owner agrees that, without the consent of Manager, it will not sell, lease or otherwise transfer or convey the Hotel, or any part thereof, or assign this Agreement, or otherwise transfer any of its rights hereunder, whether to a transferee of the Hotel or otherwise, except as provided in this Section 9.03; such prohibition shall apply, without limitation, to any sale and leaseback transaction.

            9.03.2 Effect of Sale or Lease. In the event Owner sells, leases, assigns or otherwise transfers or conveys the Hotel to an unrelated third party purchaser in a bona fide arm's length transaction, Owner shall have the right, at its sole option, to terminate this Agreement by giving ninety (90) days' prior written notice (a "Sale Termination Notice") to Manager. The Sale Termination Notice shall set forth an estimate of the effective termination date of this Agreement, which date shall not be less than ninety (90) days subsequent to the date of the Sale Termination Notice. The actual effective date of termination shall be on the actual date of closing of the sale, lease, assignment or other transfer (the "Closing") which was the subject of the Sale Termination Notice, regardless of the estimate provided in the Sale Termination Notice. Accordingly, Owner shall, upon reasonable notice, have the right to extend the effective date of such termination for a reasonable period of time based on delays in the date of Closing, provided that Owner shall pay all actual costs reasonably incurred by Manager in postponing the effectiveness of such termination.

            9.03.3 Permitted Assignments. Owner, without the consent of Manager, shall have the right to assign this Agreement to any Affiliate of Owner, or to any successor or assign of Owner which may result from any merger, consolidation or reorganization involving Owner. Upon execution of any assignment as aforesaid under this Subsection 9.03.3, notice thereof in the form of a duplicate original of such assignment shall be delivered to Manager forthwith, and thereupon, except in the case of an assignment to an Affiliate of Owner, Owner shall be released of all of its covenants and liabilities hereunder, other than liabilities accruing or based upon events occurring prior to the date of the delivery of such duplicate original to Manager; provided, however, that such release shall be contingent upon the delivery to Manager of an appropriate instrument whereby the assignee shall assume all of the obligations of Owner hereunder.

      9.04 Permitted Mortgages. Owner shall not grant any mortgage, deed of trust or trust deed, pledge or encumbrance of or other security interest in the Hotel or any part thereof or interest therein (a "Mortgage") other than a Permitted Mortgage (as hereinafter defined). As used herein, the holder of or trustee under any such Mortgage, and the holder of any indebtedness secured thereby, are herein

                                  Embassy Suites __________ Management Agreement
collectively referred to as the "Mortgagee". As used herein, a "Permitted Mortgage" shall mean any Mortgage which is listed or described in Exhibit II attached hereto or which shall hereafter be given; provided that the (i) principal amount of indebtedness secured by such Mortgage as it relates to the Hotel when aggregated with all other indebtedness secured by the liens against the Hotel is not in excess of seventy-five percent (75%) of the then appraised value of the Hotel as determined by Mortgagee in connection with its underwriting of the loan secured by such Mortgage, (ii) a copy of the Mortgage and other loan documents shall be delivered to Manager upon execution thereof,
(iii) the related financing is obtained from an Institutional Lender (as hereinafter defined) which is not an Affiliate of Owner, and (iv) Mortgagee enters into a Subordination, Attornment and Non-Disturbance Agreement with Manager in a form and in substance reasonably satisfactory to Manager. The foregoing shall be applicable both to original financing and to any refinancing, and this Agreement shall in any and all events survive the foreclosure of any such Mortgage, or the granting of a deed in lieu thereof, and shall be binding upon the purchaser at any such foreclosure, or the grantee of a deed in lieu thereof, and their respective successors and assigns, except any such third-party purchaser at foreclosure or any third-party grantee of a deed in lieu which in either case is unaffiliated with such lender. The term "Institutional Lender" shall mean a commercial bank, a trust company, a savings bank, a savings and loan association, an insurance company, a college or university, a pension fund of a corporation whose shares are listed on a recognized national stock exchange, or a real estate investment trust whose shares are listed on such an exchange, in each case having assets of no less than $500,000,000.00 (which amount is based upon the purchasing power of the United States dollar as of the Commencement Date and shall be annually increased, if necessary, on each anniversary of the Commencement Date to reflect an amount which shall have the equivalent purchasing power to said $500,000,000.00) and which is regularly engaged in the business of making commercial loans.

      9.05 Amendments to Ground Lease or Hotel Lease. Owner shall not pursue any amendments or modifications of the Ground Lease, if any, or the Hotel Lease if such amendment or modification would affect Manager's rights, obligations or liabilities under this Agreement, without the prior written approval of Manager, such approval of Manager not to be unreasonably withheld; provided, however, that a copy of any amendment, modification or other related documents shall be delivered to Manager upon execution thereof.

      9.06 Successors and Assigns. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns, and with respect to Owner, the phrase "successors and assigns" shall include purchasers and lessees, or sublessees, of Owner's interest in the Hotel.

      9.07 Public Offering or Transfer. Neither any transfer of publicly traded stock nor any public offering of equity ownership interests (whether partnership interest, corporate stock, shares or otherwise) in either party or by its parent company or other owner of such party, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner shall be deemed to be a sale, lease or assignment under the provisions of this Article IX.

                                  Embassy Suites __________ Management Agreement

                                   ARTICLE X
                      DAMAGE OR DESTRUCTION; EMINENT DOMAIN

      10.01 Damage or Destruction. If the Hotel shall be substantially damaged by fire or other casualty, and the Mortgagee does not make sufficient proceeds of insurance available to Owner to permit Owner to rebuild and restore the Hotel to a condition which permits the continued operation of the Hotel by Manager as contemplated by this Agreement, then Owner, by written notice to Manager given within sixty (60) days after the occurrence of such event, shall have the right to terminate this Agreement on the basis that Owner does not elect to rebuild or restore the Hotel, and neither party shall have any further obligation to the other party hereunder, except with respect to liability accruing, or based upon events occurring, prior to or concurrently with the effective date of such termination. For the purposes hereof, the Hotel shall be deemed to have been substantially damaged if the estimated length of time required to restore the Hotel substantially to its condition and character just prior to the occurrence of such casualty shall be in excess of one hundred eighty (180) days, as indicated by an architect's certificate or other evidence reasonably satisfactory to Manager. If this Agreement shall not terminate in the event of damage to the Hotel, either because (i) the damage does not amount to substantial damage as described above, or (ii) notwithstanding substantial damage to the Hotel, Owner shall elect to restore the Hotel, then Owner shall proceed with all due diligence to commence and complete the restoration of the Hotel to its condition and character just prior to the occurrence of such casualty, and if such restoration is not commenced within sixty (60) days of the occurrence of the casualty, or completed within two (2) years, following the occurrence of the casualty, then Manager shall have the right to terminate the Agreement by notice to Owner as provided in Section 8.02.

      10.02 Eminent Domain. If all of the Hotel, or such substantial portion thereof as to make it infeasible, in the reasonable opinion of Owner, to restore and continue to operate the remaining portion for the purposes contemplated hereby, shall be taken through the exercise, or by agreement in lieu of the exercise, of the power of eminent domain, then upon the date that Owner shall be required to surrender possession of the Hotel, or a portion thereof, this Agreement shall terminate and neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to or concurrently with the effective date of such termination. In the event a substantial portion of the Hotel is taken, but Mortgagee fails or refuses to make available to Owner sufficient proceeds of such eminent domain proceedings in order to permit Owner to make appropriate alterations, restorations or repairs to the remainder of the Hotel, so that the Hotel would continue to be operable for the purposes herein contemplated, then Owner shall have the right to terminate this Agreement upon written notice to Manager and, upon the date that Owner shall be required to surrender possession of the Hotel to the condemning authority, this Agreement shall terminate and neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to the effective date of such termination. If such taking of a portion of the Hotel shall not make it infeasible, in the reasonable opinion of Owner, to restore and continue to operate the remaining portion thereof for the purpose herein contemplated, then this Agreement shall not terminate, and Owner shall proceed with all due diligence to repair any damage to the Hotel, or to alter or modify the Hotel so as to render it a complete architectural unit which can be operated as a hotel of substantially the same type and class as before; and if such restoration is not completed within two (2) years following the taking, then Manager shall have the right to terminate this Agreement by notice to Owner as provided in Section 8.02.

                                  Embassy Suites __________ Management Agreement

Manager, with the full cooperation of Owner, shall have the right to file a claim with the appropriate authorities for the loss of Management Fee income for the remainder of the Term because of such taking.

                                   ARTICLE XI
                              INTELLECTUAL PROPERTY

      11.01 Intellectual Property. Owner acknowledges that Manager or one of its Affiliates is or will become the owner or licensee of certain intellectual property including its (i) software in use at one or more Other Managed Hotels and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing, and service/operator manuals and any enhancements, modifications or substitutions thereof ("Manager Software"), and
(ii) trade secrets, know-how and other proprietary information relating to the operating methods, procedures and policies distinctive to Other Managed Hotels (collectively "Intellectual Property"). Manager shall utilize the Intellectual Property in connection with the operation of the Hotel to the extent that it deems appropriate for the purpose of carrying out its agreements and obligations hereunder, but such use shall be strictly on a non-exclusive basis, and neither such use nor anything contained in this Agreement shall confer any proprietary license or other rights in the Intellectual Property upon Owner or any third parties, provided it is given prompt notice, reasonable assistance and sole authority to defend or settle the claim. Manager shall indemnify, defend and hold harmless Owner from and against any and all claims, costs, expenses, liabilities, charges and fees directly incurred by Owner to the extent arising from any copyright or patent infringement claim by any third party and relating to the use by Manager of the Manager Software and Intellectual Property.

                                  ARTICLE XII
                               GENERAL PROVISIONS

      12.01 Purchases from Manager and Manager's Affiliates. In purchasing goods, supplies, equipment and services for the Hotel, including Operating Supplies, Operating Equipment, insurance and long distance telephone services, Manager (i) unless otherwise directed by Owner in writing, may utilize purchasing procurement services of Affiliates of Manager and/or other group buying techniques made available by Manager to other hotels managed and/or franchised by Manager and its Affiliates, provided that the cost thereof shall be generally no less favorable to Owner than that which would be available through unrelated third party vendors in an arms-length transaction; or (ii) if so directed by Owner in writing, utilize such other supplier or provider as may be designated by Owner (provided such other supplier or provider, and such other supplier's or provider's goods, supplies, equipment and services, comply with the Operational Standards and, to the extent Owner or any Affiliate of Owner receives and retains mark-ups, fees or other compensation from such other supplier or provider, Owner shall, on a yearly basis, credit to the Hotel the proportionate share of the pre-tax profits earned by Owner through such mark ups, fees, or other compensation, after deducting all operating expenses and capital costs attributable to utilizing such other supplier or provider). For purposes of this Section 12.01, purchasing or procurement services provided by an Affiliate of Manager shall be considered provided by Manager. In providing such purchasing or procurement services, Manager may mark up its costs or receive and retain a fee or other compensation from vendors and service providers for its services in making the benefit of volume purchases available to the Hotel or negotiating and implementing the arrangements with such vendors or providers; provided, however, that (i) the total cost of goods and

                                  Embassy Suites __________ Management Agreement
services (including such mark-up, fee or other compensation charged or retained by Manager or its Affiliates) so provided to the Hotel by Manager shall be generally no less favorable to Owner than that which would be available through unrelated third party vendors in an arms-length transaction, and (ii) Manager shall, on a yearly basis, remit to Owner the proportionate share of the pre-tax profits earned by Manager through such mark-ups, fees, or other compensation, after deducting all operating expenses and capital costs attributable to providing such services. For purposes of calculating Owner's proportionate share of such pre-tax profits, Manager shall use the number of available rooms at the Hotel divided by the total number of available rooms in all hotels participating in such services, or any other manner that reasonably approximates the proportionate share of purchases made by the Hotel in relation to the total purchases made by all hotels participating in Manager's purchasing services.

      12.02 Budgets and Forecasts. In preparing all budgets and forecasts to be submitted to Owner hereunder, Manager shall base its estimates upon the most recent and reliable information then available, taking into account the location of the Hotel and its experience in other comparable hotels. Manager reserves the right, and shall have the obligation, to update and revise any such budgets and forecasts from time to time during the periods covered thereby to reflect variables and events not reasonably within the control of Manager. All such updatings and revisions of the Capital Renewals Budget and the Operating Budget (to the extent any such changes in the Operating Budget indicate shortfalls which would necessitate a need for additional working capital to be provided by Owner) shall be submitted, together with reasonable explanations of the reasons for such changes, to Owner for its approval. Owner agrees that it shall promptly reply to any such submissions giving its approval or stating the grounds on which it is withholding its approval.

      12.03 Indemnities.

            12.03.1 Indemnification to Manager. Subject to Subsections 12.03.2 and 12.03.3, Owner shall indemnify, defend and hold Manager harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys' fees and disbursements and any other amounts that Manager is required to pay to third parties in connection with such matters, but excluding consequential damages sustained by Manager) that Manager may have alleged against it, incur, become responsible for or pay out for any reason related to the design, construction, development, ownership or operation of the Hotel including (i) the employment and discharge of Hotel Personnel (including alleged discrimination in connection therewith) and matters pertaining to the accessibility of the Hotel to persons with disabilities; (ii) an Owner Event of Default; (iii) contamination of or any adverse effects on the environment with respect to the Hotel; (iv) any violation of any Legal Requirements; (v) injury or damage to persons or property occurring in or about the Hotel or the Land on which the Hotel is located; (vi) breach by Owner of any of its warranties or representations set forth in this Agreement; (vii) claims arising under contracts or agreements entered into in accordance with the terms of this Agreement; or
      (viii) acts or omissions (whether negligent or otherwise) of Manager in the performance of services under this Agreement, or in connection with winding up such services on termination or expiration of this Agreement; provided, however, that in no event shall Owner's indemnification obligations under this Subsection 12.03.1 extend to (a) Manager's Grossly Negligent or Willful Acts, (b) a Manager Event of Default or (c) a breach by Manager of any of its warranties or representations under this Agreement.

                                  Embassy Suites __________ Management Agreement

            12.03.2 Indemnification To Owner. Subject to Subsection 12.03.3, Manager shall indemnify, defend and hold Owner harmless from and against any and all claims, demands, actions (including enforcement proceedings initiated by any government agency), penalties, suits and liabilities (including the cost of defense, settlement, appeal, reasonable attorneys' fees and disbursements and any other amounts that Owner is required to pay to third parties in connection with such matters, but excluding consequential damages sustained by Owner) that Owner may have alleged against it, incur, become responsible for or pay out by reason or to the extent caused by (i) Manager's Grossly Negligent or Willful Acts, (ii) a Manager Event of Default or (iii) a breach by Manager of any of its warranties or representations under this Agreement.

            12.03.3 Effect of Settlements; Insurance. In no event shall the settlement by either party in good faith of any claim brought by a third party (including Hotel Personnel) in connection with the ownership or operation of the Hotel be deemed to create any presumption of the validity of the claim, nor shall any such settlement be deemed to create any presumption that the acts or omissions giving rise to such claim constituted Manager's Grossly Negligent or Willful Acts or a Manager Event of Default or a breach of any of Manager's warranties and representations under this Agreement. Notwithstanding any contrary provision of this
      Section 12.03, Owner and Manager mutually agree for the benefit of each other to look first to the appropriate insurance coverages in effect pursuant to this Agreement in the event any claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such claim or liability.

            12.03.4 Indemnified Parties. The indemnities contained in this
      Section 12.03 shall run to the benefit of both Manager and Owner and their respective Affiliates and the directors, partners, members, managers, officers and employees of Manager and Owner and their respective Affiliates.

            12.03.5 Expenses Pending Determination. Pending the resolution of any question as to whether Manager or any of its Affiliates or any of its officers or employees are entitled to indemnification under this Section 12.03, Manager shall be authorized to pay from the Hotel Accounts all expenses of defending or handling any matter referred to in this Section 12.03, provided that Manager will reimburse Owner for all such expenses to the extent that it is ultimately determined that such entities or persons are not entitled to indemnification hereunder.

            12.03.6 Survival. The provisions of Section 12.03 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of this Section 12.03.

            12.03.7 Notice. Promptly after receipt by an indemnified party under Subsection 12.03.1 or 12.03.2 above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under Subsection 12.03.1 or 12.03.2 above, notify the indemnifying party in writing of the commencement thereof; but the omission or delay of such notice shall not relieve the indemnifying party from any liability it may have to the indemnified party under

                                  Embassy Suites __________ Management Agreement

      Subsection 12.03.1 or 12.03.2 above except to the extent the indemnifying party is prejudiced as a result of such omission or delay.

      12.04 Dispute Resolution. Any controversy, dispute or claim arising out of or relating to this Agreement or the performance, enforcement, breach, termination or validity thereof, including the determination of the scope of this Agreement to arbitrate, shall be determined by arbitration, and not litigation, in accordance with the terms of this Section 12.04 as set forth in Schedule "A" attached hereto. Disputes with respect to financial matters shall be resolved in accordance with Paragraph 2 of Schedule "A", and disputes with respect to all other matters shall be resolved in accordance with Paragraph 3 of Schedule "A".

      12.05 Sale of Securities. In the event Owner, or any person controlling Owner (a "Controlling Person") shall, at any time or from time to time, sell or offer to sell, any securities issued by Owner through the medium of any prospectus or otherwise, it shall do so only in compliance with all applicable federal and state securities laws, and shall clearly disclose to all purchasers and offerees that (i) neither Manager nor any of its Affiliates or their respective officers, directors, agents or employees shall in any way be deemed an issuer or underwriter of said securities, and (ii) Manager or its Affiliates and such officers, directors, agents and employees have not assumed and shall not have any liability whatsoever arising out of or relating to the sale of, or offer to sell, such securities, including, but not limited to, any liability or responsibility for any financial statements, prospectuses or other financial information contained in any prospectus or similar written or oral communication. Owner agrees to indemnify, defend and hold Manager and its Affiliates and their respective officers, directors, agents and employees free and harmless of and from any and all liabilities, costs, damages, claims or expenses, including reasonable attorneys' fees, arising out of or related to the sale or offer of any securities of Owner, except to the extent any claim related thereto is based solely upon misleading financial or other information provided by Manager to Owner in connection with the preparation of the disclosures described in and contemplated pursuant to this Section 12.05. Such indemnification shall be deemed a cure of any breach of the first sentence of this Section 12.05. All terms used in this Section 12.05 shall have the same meaning as in the Securities Act of 1933, as amended.

      12.06 License Agreement. The Hotel shall be operated by Manager under the Embassy Suites brand name in accordance with the License Agreement. Owner shall comply with all the terms and conditions of the License Agreement (specifically including Owner's obligation to pay the fees, charges and contributions set forth in the License Agreement) and keep the License Agreement in full force and effect throughout the Term of this Agreement. Nothing in this Agreement shall be interpreted in a manner which would relieve Owner of any of its obligations under the License Agreement.

      12.07 No Restriction. Owner agrees that Manager and any of its successors (by purchase, merger, acquisition or otherwise) have and shall retain the right to own, have an ownership interest in, develop, operate, manage, license, franchise, sell or rent other hotels or inns of any kind, or shared ownership projects commonly known as vacation ownership or time-share ownership projects (or similar real estate projects), under the "Embassy Suites" or other name and wherever located except on the Land under this Agreement, and nothing contained in this Agreement shall prohibit or limit Manager from engaging in any such activities, which shall not give rise to any liability for claims relating to unfair competition and/or breach of the implied covenant of good faith and fair dealing.

                                  Embassy Suites __________ Management Agreement

      12.08 Major Capital Improvements.

            12.08.1 Major Capital Improvements. Any program of capital improvements, involving an addition to the Hotel, or designed to substantially upgrade or change the nature or image of the Hotel (as opposed to a renovation or refurbishing which takes place as part of the normal or cyclical upkeep of the Hotel), shall be deemed to be a "Major Capital Improvement." Major Capital Improvements will be undertaken only at the request of Owner, whether on its own initiative or at the suggestion of Manager, and in any event shall be subject to the approval of Manager, and shall not be included in the Capital Renewals Budgets.

            12.08.2 Development. The development of any Major Capital Improvement shall be the responsibility of Owner and shall be paid for out of separate funds of Owner and not out of Hotel Accounts.

            12.08.3 Prohibition on Casinos. In no event shall a casino be added to the Hotel or built as a separate structure on any portion of the Land; nor shall any casino or gaming operations be conducted in the Hotel.

      12.09 Manager Programs, etc. The programs, systems and equipment utilized by Manager in connection with the operation of Other Managed Hotels, including those relating to security, life/safety, health, communications, and information management, will from time to time be revised or upgraded and new programs, systems and equipment will be developed. Accordingly, Manager, from time to time, shall periodically publish its requirements and any specifications with respect thereto by appropriate notice to each of the Managed Hotels. Owner agrees that the Hotel shall comply with such requirements and specifications; provided that such compliance, with respect to other than security, life/safety and health related matters, shall be subject to the approved Operating Budget (with such variances and modifications as contemplated by Subsection 4.02.4).

      12.10 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be addressed to the party to be so notified as follows:

If to Owner: __________

If to Manager: PROMUS HOTELS INC.
               9336 Civic Center Drive
               Beverly Hills, California 90210
               Attention: General Counsel

               And

                                  Embassy Suites __________ Management Agreement

               EMBASSY SUITES __________

               Attn: General Manager

Notices may be (i) delivered by registered or certified mail, postage prepaid, return receipt requested, (ii) sent by overnight air courier service, (iii) hand delivered, or (iv) sent by telecopy, telegram, telex or other electronic written communication; provided that in utilizing any form of delivery authorized by clause (iv) of this sentence, receipt of such Notice is acknowledged by the addressee through appropriate written communication and an identical Notice is also sent concurrently by mail, overnight air courier service or hand delivery. Notices will be effective on (i) the earlier of actual receipt and the seventh business day after is sent by registered or certified mail, (ii) the day it is delivered by an overnight air courier service or by hand delivery; or (iii) the day it is sent by telecopy, telegram, telex or other electronic written communication. Either party may at any time change the addresses for notices to such party by delivering a Notice as aforesaid. The means of notice specified in this Section 12.10 are the sole acceptable means of notice. Refusal to accept delivery of Notice shall be deemed to constitute delivery of such Notice.

      12.11 Modification and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith, or by its duly authorized agent.

      12.12 Understandings and Agreements. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's management of the Hotel. Owner and Manager each hereby acknowledge, represent and agree that in entering into this Agreement, they are not relying upon any statement, representation or promise, or the failure to make any statement, representation or promise, of any other party (or of any officer, agent, employee, representative or attorney for any other party), in executing this Agreement except as expressly stated herein.

      12.13 Headings. The Article, Section and Subsection headings contained herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

      12.14 Consents. Except as specifically otherwise provided in this Agreement, each party agrees that it will not unreasonably withhold any consent or approval requested by the other party pursuant to the terms of the Agreement, and that any such consent or approval shall not be unreasonably delayed or qualified. Similarly, each party agrees that any provision of this Agreement which permits such party to make requests of the other party, shall not be construed to permit the making of unreasonable requests.

      12.15 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

                                  Embassy Suites __________ Management Agreement

      12.16 Third Parties. None of the obligations hereunder of either party shall run to or be enforceable by any party other than the party to this Agreement or by a party deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

      12.17 Waivers. No failure by Manager or Owner to insist upon the strict performances of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

      12.18 Partial Invalidity. Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, or without invalidating or affecting the provisions of this Agreement within the states or localities where not prohibited or otherwise invalidated by law or by court decree. Further, in the event that any provision of this Agreement shall be held unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.

      12.19 Applicable Law. Owner and Manager acknowledge that the State of New York has a well developed history of business decisional law and for that reason agree that this Agreement shall be construed in accordance with and be governed by the laws of the State of New York, without recourse to New York or any other choice of law or conflicts of laws principles (unless the License Agreement provides that it shall be construed in accordance with and be governed by the laws of a different state, in which event this Agreement shall also be construed in accordance with and be governed by the laws of such other state, without recourse to any choice of law or conflicts of laws principles).

      12.20 Representations and Warranties .

            12.20.1 Representations and Warranties of Manager. Manager represents and warrants to Owner, as of the date hereof, as follows:

            (a) Manager is duly organized, validly existing and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located, and has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement to be performed or observed by Manager. Manager's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager.

            (b) This Agreement constitutes a valid and binding obligation of Manager and does not and will not constitute a breach of or default under the organizational and governing documents of Manager or the terms, conditions or provisions of any

                                  Embassy Suites __________ Management Agreement
                  law, order, rule, regulation, judgment, decree, agreement or instrument to which Manager is a party or by which it or any substantial portion of its assets is bound or affected.

            (c) No approval of any third party that has not been obtained prior to the execution of this Agreement is required for Manager's execution and performance of this Agreement (other than the licenses and permits to be obtained and maintained as contemplated by Paragraph 4.06(f)).

            (d) Manager, at its own expense, shall maintain in full force and effect throughout the Term of this Agreement its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement (other than the licenses and permits to be obtained and maintained as contemplated by Paragraph 4.06(f)).

            (e) There is no litigation or proceeding pending or threatened against Manager that could adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement.

            12.20.2 Representations and Warranties of Owner. Owner represents and warrants to Manager, as of the date hereof, as follows:

            (a) Owner is duly organized, validly existing and in good standing under the laws of the state of its organization, is duly qualified to do business in the state in which the Hotel is located, and has full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement to be performed or observed by Owner. Owner's execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Owner.

            (b) This Agreement constitutes a valid and binding obligation of Owner and does not and will not constitute a breach of or default under any of the organizational and governing documents of Owner or the terms, conditions or provisions of any law, order, rule, regulation, judgment, decree, agreement or instrument to which Owner is a party or by which it or any substantial portion of its assets (including the Hotel) is bound or affected.

            (c) No approval of any third party (including any ground lessor or the holder of any Mortgage) that has not been obtained prior to the execution of this Agreement is required for Owner's execution and performance of this Agreement.

            (d) Owner, at its own expense, shall maintain in full force and effect throughout the Term of this Agreement its legal existence and the rights required for it timely to observe and perform all of the terms and conditions of this Agreement.

                                  Embassy Suites __________ Management Agreement

            (e) Owner is the sole owner of the Hotel building and its contents and the sole owner of the fee title to (or a ground leasehold interest in) the Land on which the Hotel is located. Owner has full power, authority and legal right to own (or lease) such real and personal property.

            (f) Owner holds (or will hold prior to the Commencement Date) and shall maintain throughout the Operating Period all approvals and permits necessary to permit the ownership and operation of the Hotel in accordance with the Operating Manual and Legal Requirements.

            (g) There is no litigation or proceeding pending or threatened against Owner or the Project that could adversely affect the validity of this Agreement or the ability of Owner to comply with its obligations under this Agreement.

            (h) To the best of Owner's knowledge, (i) no hazardous or toxic materials are present in or on or have been released from the Hotel or the Land, (ii) there exist no other soil, water, mineral, chemical or environmental conditions in or at the Hotel or on or under the Land that presently or with the passage of time will require notice or reporting to any governmental authority or employees or patrons of the Hotel, pose any threat to the health and safety of the employees or patrons of the Hotel or otherwise require, based on any Legal Requirement or standard of prudent ownership, any monitoring or remedial action, (iii) there exists no identifiable threat of the contamination of the Land by release of hazardous or toxic materials from existing sources adjacent to the Hotel and (iv) the Land contains no underground tanks.

      12.21 Confidentiality. Owner and Manager agree that all matters disclosed in the negotiation of this Agreement and that the matters set forth in this Agreement are strictly confidential. In addition, Owner and Manager agree to keep strictly confidential all information of a proprietary or confidential nature about or belonging to either party or to any Affiliate of either party to which the other party gains or has access by virtue of the relationship between Owner and Manager. Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Hotel from an Institutional Lender, or in furtherance of a permitted or proposed assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority or tribunal or otherwise to comply with Legal Requirements (including reporting requirements applicable to public companies), Owner and Manager shall make every effort to ensure that such information is not disclosed to the press or to any other third person without the prior consent of the other party. The obligations set forth in this Section 12.21 shall survive any termination or expiration of this Agreement. Owner and Manager shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.

      12.22 Further Assurance. Owner and Manager shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable Owner and Manager to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement. Without limiting the generality of the foregoing, Owner,

                                  Embassy Suites __________ Management Agreement
on behalf of itself, its Affiliates, and its and their owners, partners, principals, officers, successors and assigns, agrees, at the request of Manager, to complete, execute and furnish to Manager such questionnaires or forms as may be required for Manager or any of its Affiliates necessary to meet the requirements of any liquor licensing authority or similar regulatory authority.

      12.23 Counterparts. The parties hereto agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall together constitute one and the same Agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or same counterparts. For all purposes, including recordation, filing and delivery of this Agreement, duplicated unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

      12.24 Relationship of the Parties; Agency and Agency Waivers. The relationship created by this Agreement between Owner and Manager shall be that of principal and agent, respectively. This Agreement does not create a partnership, joint venture, tenancy, or any relationship other than that of principal and agent. To the extent allowed by law, this Agreement supercedes any and all duties and remedies provided by the general law of agency. Any conduct authorized by this Agreement shall not constitute a breach of any agency duty, and no breach of this Agreement shall also constitute a breach of any agency duty. Without limiting the generality of the foregoing, Owner and Manager acknowledge and agree that:

            (a) Manager and its Affiliates may own, manage, or franchise any other business of any nature, including hotels, conference centers, time share properties, lodging facilities or similar business, at any location, under any brand name or under no brand name, on its own account, as agent for any other person or entity, or as licensor, regardless of whether or to whatever extent such businesses compete with the Hotel or Owner.

            (b) Except as provided by Section 7.04, Manager shall own all information and data collected or obtained in the course of operating the Hotel and may use such data for any purpose other than to the material detriment of the Hotel. Owner agrees that it has no claim to or interest in any financial or other benefit obtained by Manager as a result of any such use.

            (c) To the extent that the interests of any individual owners of Embassy Suites hotels conflict, Manager shall act in the collective best interests of all of its principals, even if doing so may be to the detriment of individual principals, including Owner.

            (d) Manager has no duty to disclose or to account to Owner beyond the requirements of Sections 4.02, 7.05 and 12.01 except (i) in cases of self-dealing or self-interested transactions except as authorized by Owner and (ii) upon request by Owner to provide sufficient documentation to reasonably demonstrate that charges for goods or services billed by Manager are consistent with the terms of this Agreement. Any such request shall not relieve Owner from its obligation to pay such charges while the request is pending.

                                  Embassy Suites __________ Management Agreement

      12.25 Limitation on Liability. In no event shall Manager be deemed in breach of its duties hereunder, or otherwise at law or in equity, solely be reason of (i) the failure of the financial performance of the Hotel to meet Owner expectations, income projections or other matters included in the annual Operating Budget or Capital Renewal Budgets, (ii) the acts of Hotel Personnel,
(iii) the institution of litigation or the entry of judgments against Owner or the Hotel with respect to Hotel operations, or (iv) any other acts or omissions not otherwise constituting a breach of this Agreement, it being the intention and the agreement of the parties that Manager's sole obligation hereunder shall be to act in conformity with the standard of skill, care and diligence referred to in Section 4.01, in conformity with the Operating Manual, and otherwise in conformity with the express terms of this Agreement.

      12.26 Limitation on Remedies. Owner and Manager hereby agree that neither shall be liable to the other for punitive, incidental or consequential damages as a result of any breach of this Agreement. Owner and Manager further agree in the event of any breach of any agency duty by Manager, Manager shall not be liable for (i) punitive damages, (ii) disgorgement, forfeiture or restitution of any compensation paid by Owner to Manager, (iii) disgorgement, forfeiture or restitution of any benefit received by Manager in connection with any transaction on behalf of Owner or the Hotel unless the monetary value of such benefit could have been calculated and passed through to Owner in a commercially reasonable manner, (iv) divestiture of any financial or other interest held by Manager, or (v) any other relief that does not take into account the benefits received by Owner from the services provided by Manager.

      12.27 Waiver of Jury Trial. OWNER AND MANAGER HEREBY JOINTLY WAIVE ANY AND ALL RIGHTS THAT EITHER MAY HAVE TO TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CREATED THEREBY.

      12.28 Statement on Sarbanes-Oxley Act of 2002 . In connection with audits of the financial statements of Owner, Section 404 of Sarbanes-Oxley Act of 2002 as in effect as of the date of this Agreement will require the auditor of such financial statements to obtain an understanding of Manager's internal controls. Manager agrees to cooperate reasonably with Owner's auditor to enable such auditor to obtain such understanding, provided that Owner shall reimburse Manager for the cost of providing such cooperation.

                            [SIGNATURE PAGE FOLLOWS]

                                  Embassy Suites __________ Management Agreement

      IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

                                    OWNER:

                                    _______

                                    By ___________________________
                                    Its __________________________

                                    MANAGER:

                                    PROMUS HOTELS INC.

                                    By ___________________________

                                  Embassy Suites __________ Management Agreement

                              MANAGEMENT FEE RIDER

      A. In consideration of Manager's services during the Operating Period, Owner shall pay to Manager a management fee (the "Management Fee") equal to the sum of:

            (i) ___% of the Gross Revenues (determined as hereinafter provided) from the operation of the Hotel for each Operating Year (the "Fixed Management Fee"), and

            (ii) the "Incentive Management Fee" which shall be the lesser of 2.0% of the Gross Revenues from the operation of the Hotel for each Operating Year, prorated for any partial Operating Year, and:

                  (a) for the period from the Commencement Date through December
            31, 2004, the amount determined in accordance with the Management Fee Rider attached to the Prior Agreement as if the Prior Agreement were in effect through December 31, 2004; and

                  (b) for the period from January 1, 2005 through the remainder of the Term, 20% of the amount of "Cash Flow After Reserves" (determined as hereinafter provided) from the operation of the Hotel for each Operating Year, reduced (but not to less than zero) if and to the extent necessary to provide a return to Owner at the rate of 12% per annum on "Owner's Invested Capital" (determined as hereinafter provided), prorated for any partial Operating Year.

      B. For the purpose of determining the Fixed Management Fee, the term "Gross Revenues" shall mean "Net Revenues of Total Operated Departments" of the Hotel for each Operating Year, determined in accordance with the Uniform System of Accounts, on an accrual basis in accordance with generally accepted accounting principles consistently applied, excluding interest income.

      C. For the purpose of determining the Incentive Management Fee, the term "Cash Flow After Reserves" shall mean the "Income Before Interest, Depreciation and Amortization, and Income Taxes" of the Hotel for each Operating Year as such term is referred to and determined in accordance with the Uniform System of Accounts on an accrual basis in accordance with generally accepted accounting principles consistently applied, but after deducting the amount equal to the percentage of the Gross Revenues of the Hotel for each Operating Year to be deposited for the Operating Year in the Capital Renewals Account pursuant to Subsection 4.02.5.

      D. For the purpose of determining the Incentive Management Fee, the term "Owner's Invested Capital" shall mean, as of the Commencement Date, $__________ and, as of any subsequent date, such amount increased by aggregate expenditures in respect of Capital Renewals incurred by Owner after the Commencement Date pursuant to the Agreement, other than contributions to or disbursements from the Capital Renewals Account. For purposes of calculating Owner's return on Owner's Invested Capital, expenditures not made on the first day of a calendar quarter shall be deemed to have been made on the first day of the immediately following calendar quarter.

      F. The Management Fee shall be payable in monthly installments concurrently with the delivery to Owner of the monthly report under clause (a) of Section 7.05, the installments of the Fixed

                                  Embassy Suites __________ Management Agreement

                              Management Fee Rider
                                     Page 1

Management Fee to be an amount equal to ___% of Gross Revenues from the operation of the Hotel for the preceding month, and the installments of the Incentive Management Fee to be an amount equal to the difference found by subtracting (i) the aggregate of the monthly installments of the Incentive Management Fee theretofore paid with respect to the preceding months in the then current Operating Year from (ii) 20% of year-to-date Cash Flow After Reserves from the operation of the Hotel for such Operating Year; provided that the installments of the Incentive Management Fee shall be reduced (but not to less than zero) if and to the extent necessary to provide a return to Owner at the rate of 12% per annum on Owner's Invested Capital, prorated for any partial Operating Year.

         If any annual report to be delivered by Manager to Owner under clause
(b) of Section 7.05 shall show that the aggregate of the monthly installments of the Management Fee paid with respect to the preceding Operating Year shall exceed or be less than the Management Fee as shown in such annual report for such Operating Year, then Manager shall deposit into or withdraw from the Hotel Accounts, the amount of such overpayment or underpayment, as the case may be.

                                  Embassy Suites __________ Management Agreement

                              Management Fee Rider
                                     Page 2

                                   SCHEDULE A
                               DISPUTE RESOLUTION

      1. Arbitration of Financial and Budgetary Disputes. All disputes relating to any of the following matters shall be resolved by arbitration pursuant to this Paragraph 1:

                  (i)   the Management Fee;

                  (ii)  Reimbursable Expenses;

                  (iii) adjustments in dollar amounts of insurance coverages required to be maintained;

                  (iv)  approval or modification of the Competitive Set; and

                  (v)   approval of any Operating Budget.

            1.1. Selection of the Expert. The party initiating the arbitration shall give notice to the other party setting forth the items to be arbitrated. Within five (5) business days, the parties shall confer in person or by telephone to agree upon a mutually-acceptable neutral third party to resolve the dispute (the "Expert"). If the parties are unable to agree upon an Expert, the initiating party shall submit the matter to the Chairman of the International Society of Hospitality Consultants, who shall designate as the Expert a person who (i) has at least ten (10) years experience in the hospitality industry, (ii) is in good standing of the International Society of Hospitality Consultants, (iii) has not had any direct relationship with either party in the preceding five (5) year period, (iv) has demonstrated knowledge of the hotel market where the Hotel is located, and (v) has demonstrated knowledge of the operation and marketing of [large (over 300 rooms), upscale, full-service, urban - replace as necessary w/ appropriate category description] hotels.

            1.2. Procedure. The Expert shall establish in his or her sole discretion the procedure for resolving the dispute, including but not limited to what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following:

                  (i) The Expert shall have the power to demand from either party whatever information in that party's possession that the Expert deems necessary to resolve the dispute;

                  (ii) Except as specifically requested by the Expert, no party may present any evidence that was not shared with the other party before the arbitration was initiated in a good faith attempt to resolve the dispute;

                  (iii) No discovery may be conducted between the parties;

                  (iv) No attorneys may appear on behalf of either party (although either party may use attorneys for their own consultation or advice); and

                  (v) The Expert shall schedule and conduct all proceedings with the objective of resolving the dispute as quickly and efficiently as reasonably possible.

            1.3. Fees and Expenses. During the pendency of the arbitration, the parties shall share equally the fees and expenses of the Expert. In rendering its decision, the Expert shall designate the party whose position is substantially upheld, who shall recover from the other party its share of the fees and costs so paid. The Expert may determine that neither party's position was substantially upheld. The parties shall otherwise bear their own costs and expenses of the arbitration.

      2. Arbitration of Other Disputes. All disputes relating to any matter not encompassed by Paragraph 1 shall be resolved by a two-step process of mediation and arbitration, as follows.

            2.1. Mediation. As a prerequisite to either party's initiation of the arbitration process, the parties must first attempt to settle any dispute by participating in at least ten (10) hours of mediation (in a single session, unless the parties agree to adjourn to a second session).

            (a) The Mediator. Unless agreed otherwise by the parties, the mediation process shall be administered by J.A.M.S./Endispute, Inc. or its successors ("JAMS") under its normal rules and procedures. If, at the time a dispute arises, JAMS does not exist or is unable to administer the resolution of the dispute in accordance with the terms of Section 12.04, then the dispute resolution process shall be administered by the American Arbitration Association or its successors ("AAA") under its normal rules and procedures. If, at the time a dispute arises, AAA does not exist or is unable to administer the dispute resolution process and the parties cannot agree on the identity of a substitute service provider, then there shall be no mediation, and the parties shall proceed to arbitration as described in Paragraph 2.2 below. The mediator shall be chosen by the parties or, if the parties are unable to agree, shall be chosen by the organization administering the mediation.

            (b) Procedure. The party initiating the mediation shall give notice of the dispute to the other party and then contact JAMS to schedule the mediation. Unless otherwise agreed by the parties, the mediation shall take place on a business day not later than fifteen (15) business days, nor earlier than five
                  (5) business days, from the date notice of the dispute is given or as soon thereafter as the mediator is available. Unless otherwise agreed, the mediation shall be conducted at the Hotel. The mediation will be considered complete if: (i) the parties enter into an agreement to resolve the dispute,
                  (ii) the mediator concludes that further mediation would not be productive, (iii) either party fails to appear at or participate in the mediation; or (iv) if the dispute is not resolved within five (5) days after the mediation is completed. The mediator shall certify in writing that the mediation is complete and whether either or both parties participated in good faith.

            2.2. Arbitration. If any dispute remains unresolved between the parties after the mediation process has been completed, either party may then submit that dispute (and only that dispute) to final and binding arbitration. No party may initiate an arbitration unless the mediator has certified that the party participated in the mediation in good faith.

            (a) Selection of the Arbitrators. The party initiating the arbitration shall give notice to the other party setting forth the items to be arbitrated. Within five (5) business days, each party shall select and concurrently designate a party-appointed arbitrator; the two party-appointed arbitrators shall select a third, neutral arbitrator as soon as practicable thereafter.

            (b) Administration. The arbitration shall be administered by JAMS. If, at the time a dispute arises, JAMS does not exist or is unable to administer the resolution of the dispute, then the dispute resolution process shall be administered in accordance with the terms of this Paragraph 2.2 by AAA. If, at the time a dispute arises, AAA does not exist or is unable to administer the dispute resolution process and the parties cannot agree on the identity of a substitute service provider, then either party may petition the state or federal district court in the city of New York, New York (unless pursuant to Section 12.19 the Agreement is to be construed in accordance with and be governed by the laws of a state other than the State of New York, in which event either party may petition a state or federal district court in such state) to appoint an arbitrator to administer the arbitration in accordance with Section
                  12.04. If such court shall refuse to do so, there shall be no arbitration, and the parties may proceed to exercise any and all rights and remedies available to the parties, as if the provisions of Section 12.04 and the references in this Agreement to the dispute resolution process under Section
                  12.04 had not been included in this Agreement.

            (c) Rules. The arbitration shall be conducted in accordance with the rules of the service provider, except that the parties specifically acknowledge that they have agreed to arbitrate their disputes in order to avoid the expense and delay of court litigation. Accordingly, the arbitrators shall strictly limit discovery, motion practice, and collateral proceedings to resolve the dispute at issue as efficiently and expeditiously as reasonably possible.

            (d) Equitable Relief. Subject to the limitations on remedies set forth Subsection 12.11.2 and the applicable law, the arbitrators shall have the power to grant equitable relief, both by way of interim relief or as a part of its final award.

            (e) Fees and Expenses. During the pendency of the arbitration, the parties shall pay the fees and expenses of their respective party-appointed arbitrators and shall share equally the fees and expenses of the neutral arbitrator. As part of the award, the arbitrators shall designate the party whose position is substantially upheld, who shall recover from the other party all of its costs and attorneys' fees, including its share of the fees and costs paid to the neutral arbitrator, expert witness fees, compensation for in-house counsel, and all other fees and expenses incurred in connection with the arbitration. The arbitrators may determine that neither party's position was substantially upheld or otherwise allocate the fees and expenses in accordance with the relative extent to which either party's position was upheld.

            (f) Venue, Jurisdiction, and Jury Waiver. Each party submits to the jurisdiction of any court of competent jurisdiction for the purpose of confirming or enforcing any arbitration award rendered pursuant to this section.